EXHIBIT 10.10

LEASE

BY AND BETWEEN

SNH MEDICAL OFFICE PROPERTIES TRUST

LANDLORD

AND

PROMETHEUS BIOSCIENCES, INC.

TENANT

3050 SCIENCE PARK ROAD

SAN DIEGO, CALIFORNIA

ARTICLE 7 Casualty or Taking		42
7.1	Termination	42
7.2	Restoration	43
7.3	Award	43
7.4	Waiver of Statutory Provisions	43

ARTICLE 8 Defaults		44
8.1	Default of Tenant	44
8.2	Remedies	44
8.3	Remedies Cumulative	46
8.4	Landlord’s Right to Cure Defaults	46
8.5	Holding Over	47
8.6	Effect of Waivers of Default	47
8.7	No Waiver, etc	47
8.8	No Accord and Satisfaction	47

ARTICLE 9 Rights of Holders		48
9.1	Rights of Mortgagees or Ground Lessor	48
9.2	Modifications	48
9.3	Subordination, Non-Disturbance and Attornment	49

ARTICLE 10 Miscellaneous Provisions		49
10.1	Notices	49
10.2	Quiet Enjoyment; Landlord’s Right to Make Alterations, Etc	49
10.3	Lease not to be Recorded; Confidentiality of Lease Terms	50
10.4	Assignment of Rents and Transfer of Title; Limitation of Landlord’s Liability	51
10.5	Landlord’s Default	51
10.6	Notice to Mortgagee and Ground Lessor	52
10.7	Brokerage	52
10.8	Waiver of Jury Trial	52
10.9	Applicable Law and Construction	52
10.10	Force Majeure	53
10.11	Counterparts	53

LEASE

3050 Science Park Road San Diego, CA 92121

ARTICLE 1

Reference Data

1.1Introduction and Subjects Referred To.

This is a lease (this “Lease”) entered into by and between SNH Medical Office Properties Trust, a Maryland real estate investment trust (“Landlord”) and Prometheus Biosciences, Inc., a Delaware corporation (“Tenant”).

Each reference in this Lease to any of the following terms or phrases shall be construed to incorporate the corresponding definition stated in this Section 1.1.

Date of
this Lease:	March 24, 2021

Building and
Property:

That building in the City of San Diego located at 3050 Science Park Road (the “Building”). The Building and the land parcels on which it is located and the sidewalks adjacent thereto are hereinafter collectively referred to as the “Property”. The Property and the buildings located at 3030 and 3040 Science Park Road are collectively referred to as the “Complex” and are depicted on the Site Plan attached as Exhibit A hereto

Premises:	The entire rentable area of the second (2nd) floor of the Building, substantially as shown on Exhibit A hereto.

Premises
Rentable Area:	27,834 square feet.

Original Term:

Ten (10) years, expiring on the day preceding the tenth (10th) anniversary of the Commencement Date, except that if the Commencement Date shall occur on a day other than the first day of a month, the Original Term shall expire on the last day of the month in which such anniversary shall occur.

Annual Fixed Rent:

	Months	Annual Fixed Rent per rentable square foot per annum	Annual Fixed Rent	Monthly Installments
	1-12	$67.20	$1,870,444.80	$155,870.40
	13-24	$69.22	$1,926,558.14	$160,546.51
	25-36	$71.29	$1,984,354.89	$165,362.91
	37-48	$73.43	$2,043,885.53	$170,323.79
	49-60	$75.63	$2,105,202.10	$175,433.51
	61-72	$77.90	$2,168,358.16	$180,696.51
	73-84	$80.24	$2,233,408.92	$186,117.41
	85-96	$82.65	$2,300,411.16	$191,700.93
	97-108	$85.13	$2,369,423.52	$197,451.96
	109-120	$87.68	$2,440,506.24	$203,375.52

For purposes of the schedule above, if the Commencement Date is not the first day of a month, the first calendar month shall be the month following the partial month in which the Commencement Date shall occur (such that there shall be twelve (12) full calendar months before Month 13). So long as there shall not be a Default of Tenant (as defined in Section 8.1) hereunder, Annual Fixed Rent shall be abated in full for months two (2) through seven (7) (the “Abatement Period”) as set forth in the schedule above. Should there be a Default of Tenant at any time prior to the expiration of the Abatement Period (such expiration of the Abatement Period being the “Full Rent Date”), Tenant shall no longer be entitled to such abatement of Annual Fixed Rent from and after the date of such Default of Tenant.

Tenant’s Percentage:

The percentage equivalent (calculated to the second decimal place) of the number obtained by dividing the Premises Rentable Area by the rentable area of the Building (deemed to be 55,102 square feet). Tenant’s Percentage shall be fifty and fifty-one hundredths percent (50.51%).

Permitted Uses:	General office and laboratory uses, subject to the provisions of Subsection 6.1.2.

Security Deposit:	$467,611.20.

Commercial General Liability Insurance Limits:	$5,000,000 per occurrence.

Original Address of Landlord:	SNH Medical Office Properties Trust

c/o The RMR Group LLC
8631 West Third Street Suite 301E
Los Angeles, California 90048 Attn: Vice President West Region

Landlord's Agent:	The RMR Group LLC or such other entity as shall be designated by Landlord from time to time.

Original Address of
Tenant:	Prometheus Biosciences, Inc.
12670 High Bluff Drive
San Diego, California 92130 Attention: CFO and General Counsel

Address for Payment
of Rent:	SNH Medical Office Properties Trust PNC Bank, NA
c/o The RMR Group LLC Dept #300
P.O. Box 31001-2144
Pasadena, California 91110-2144

1.2Exhibits.

The Exhibits listed below in this section are incorporated in this Lease by reference and are to be construed as a part of this Lease.

EXHIBIT A.	Plans showing the Premises and Complex.
EXHIBIT A-1.	Base Building Work.
EXHIBIT A-2.	Space Plan.
EXHIBIT B.	Rules and Regulations.
EXHIBIT C.	Alterations Requirements.
EXHIBIT D.	Contractor’s Insurance Requirements.
EXHIBIT E.	Intentionally Omitted.
EXHIBIT F.	Declaration By Landlord and Tenant.
EXHIBIT G.	LEED Requirements.
EXHIBIT H.	Confidentiality Agreement.

ARTICLE 2

Premises and Term

2.1Premises. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, excluding exterior faces of exterior walls. Tenant shall have, as appurtenant to the Premises, rights to use, in common with others, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice, the common lobbies, hallways, stairways, stairwells, elevators, elevator shafts, common walkways and driveways (if any) necessary for access to the Building, parking facilities and other common areas and those portions of the Complex that are provided or operated for use in common by Landlord (the “Common Areas”). Landlord reserves control of the pipes, ducts, conduits, wires and appurtenant fixtures and other common facilities serving the Common Areas (provided that, subject to Landlord’s reasonable approval, Tenant shall have the right to use its pro rata share of such areas to provide services or utilities to the Premises) and the premises of other tenants in the Building.

2.2Term. The term of this Lease shall be for a period beginning on the Commencement Date (as defined in Section 3.1) and continuing for the Original Term and any extension of the term hereof in accordance with the provision of this Lease, unless sooner terminated as hereinafter provided. When the dates of the beginning and end of the Original Term have been determined such dates shall be evidenced by a confirmatory document executed by Landlord and Tenant in the form substantially as shown on Exhibit F hereto and delivered each to the other, but the failure of Landlord and Tenant to execute or deliver such document shall have no effect upon such dates. The Original Term and any extension of the term hereof in accordance with the provisions of this Lease is hereinafter referred to as the “term” of this Lease.

2.3Early Access. Commencing approximately thirty (30) days prior to the projected Substantial Completion Date, Tenant and its contractors shall have access to the Premises for the purposes of installing furniture, fixtures and telecommunications equipment and cabling, but only to the extent that such work shall not interfere with or delay the performance of Landlord’s Work and provided that Tenant and its contractors, employees and agents shall comply with all directions given by Landlord and its contractors to prevent any such interference or delay and for the protection of Landlord’s Work. Any such work performed by Tenant shall be subject to the provisions of Subsection 6.2.5 of this Lease.

2.4Early Termination Option. Tenant shall have an option (the “Early Termination Option”) to terminate the term of this Lease without cause effective as of the seventh (7th) anniversary of the Full Rent Date (the “Early Termination Date”) by giving Landlord written notice of Tenant’s election to exercise the Early Termination Option not less than twelve (12) months prior to the Early Termination Date. As a condition to the effectiveness of Tenant’s notice exercising the Early Termination Option Tenant shall pay Landlord, concurrently with such notice, a termination fee equal to $2,750,000.00 plus any portion of Landlord’s Moving Contribution, as defined in Section 3.3(d), that has not yet been repaid to Landlord as of the Early Termination Date.

2.5Right of First Refusal. So long as this Lease is still in full force and effect, if within one hundred twenty (120) days following the Date of this Lease Landlord shall receive a bona fide written offer from a third party (a “Prospect”) to lease any available space on the first (1st) floor of the Building which Landlord intends to accept, or if Landlord shall make a bona fide written offer to a Prospect to lease any available space on any such floor of the Building which is acceptable to such Prospect, Landlord shall so notify Tenant (the “ROFR Notice”) identifying the space (the “ROFR Space”) Landlord proposes to lease to the Prospect and Tenant may, by giving notice to Landlord (the “ROFR Acceptance”) within five (5) Business Days after receipt of the ROFR Notice, irrevocably elect to lease the ROFR Space. If Tenant shall have so elected to lease the ROFR Space, it shall, within ten (10) days after submission by Landlord, enter into an amendment to this Lease, which shall be in a commercially reasonable form prepared by Landlord, confirming the lease of such ROFR Space to Tenant on the terms and conditions then and thereafter applicable to the Premises initially demised hereunder. If (a) Tenant shall not elect to lease the ROFR Space within the aforesaid five (5) Business Day period, or (b) if Landlord shall not, within one hundred twenty (120) days following the Date of this Lease, receive a bona fide written offer from a Prospect to lease any available space on the first (1st) floor of the Building which Landlord intends to accept, or (c) if Landlord shall not, within one hundred twenty (120) days following the Date of this Lease, make a bona fide written offer to a Prospect to lease any available space on any such floor of the Building which is acceptable to such Prospect, then Tenant shall have no further rights under this Section 2.5 and Landlord shall thereafter be free to lease any or all of the ROFR Space to the Prospect or to any other third party on such terms as Landlord shall determine, it being agreed that time is of the essence with respect to the exercise of Tenant’s rights under this Section 2.5.

2.6Extension Option. So long as this Lease is still in full force and effect, and subject to the Conditions (as hereinafter defined), which Landlord may waive, in its discretion, at any time, but only by notice to Tenant, Tenant shall have the right to extend the term of this Lease for one (1) additional period (the “Extended Term”) of five (5) years, commencing on the day succeeding the expiration of the Original Term and ending on the day immediately preceding the fifth (5th) anniversary of the commencement of the Extended Term. All of the terms, covenants and provisions of this Lease applicable immediately prior to the commencement of the Extended Term shall apply to the Extended Term except that (i) the Annual Fixed Rent for the Extended Term shall be the Market Rate (as hereinafter defined) for the Premises determined as of the commencement of such Extended Term, as designated by Landlord by notice to Tenant (“Landlord’s Notice”), but subject to Tenant’s right to dispute as hereinafter provided; and (ii) Tenant shall have no further right to extend the term of this Lease beyond the Extended Term. If Tenant shall elect to exercise the aforesaid option, it shall do so by giving Landlord notice (an “Election Notice”) of its election not later than twelve (12) months nor sooner than fifteen (15) months prior to the expiration of the Original Term. If Tenant fails to give such notice to Landlord, the term of this Lease shall automatically terminate no later than the end of the Original Term, and Tenant shall have no further option to extend the term of this Lease, it being agreed that time is of the essence with respect to the giving of such notice. If Tenant shall extend the term hereof pursuant to the provisions of this Section 2.6, such extension shall (subject to satisfaction of the Conditions, unless waived by Landlord) be automatically effected without the execution of any additional documents, but the parties shall, at the request of either, execute an agreement confirming the Annual Fixed Rent for the Extended Term. Following a request by Tenant made not earlier than eighteen (18) months prior to the expiration of the Original Term, for Landlord’s determination of the fair market rental value for the Extended Term, Landlord shall give Tenant notice of such determination not later than thirty (30) days after receipt of such request. The “Conditions” are that, as of the date of the Election Notice there shall exist no Default of Tenant and Prometheus Biosciences, Inc. (or any successor by Merger, or any Affiliate) shall actually occupy the entire Premises.

“Market Rate” shall mean the then fair market annual rent for the Premises for the Extended Term (determined as set forth below). If Tenant disagrees with Landlord’s designation of the Market Rate, then Tenant shall give notice thereof to Landlord within twenty (20) days after Landlord’s Notice (failure to provide such notice of disagreement within such 20-day period constituting acceptance by Tenant of Market Rate as set forth in Landlord’s Notice); and if the parties cannot agree upon the Market Rate by the date that is thirty (30) days following Landlord’s Notice, then the Market Rate shall be submitted to appraisal as follows: Within fifteen (15) days after the expiration of such thirty (30) day period, Landlord and Tenant shall each give notice to the other specifying the name and address of the appraiser each has chosen. The two appraisers so chosen shall meet within ten (10) days after the second appraiser is appointed and if, within twenty (20) days after the second appraiser is appointed, the two appraisers shall not agree upon a determination of the Market Rate in accordance with the following provisions of this Section 2.6 they shall together appoint a third appraiser. If only one appraiser shall be chosen whose name and address shall have been given to the other party within such fifteen (15) day period and who shall have the qualifications hereinafter set forth, that sole appraiser shall render the decision which would otherwise have been made as hereinabove provided.

If said two appraisers cannot agree upon the appointment of a third appraiser within ten (10) days after the expiration of such twenty (20) day period, then either party, on behalf of both and on notice to the other, may request such appointment by the then President of the Real Estate Board (or any similar or successor organization) for the Torrey Pines submarket of San Diego in accordance with its then prevailing rules. If said President shall fail to appoint said third appraiser within ten (10) days after such request is made, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or any successor organization) in accordance with its then prevailing rules. In the event all three appraisers cannot agree upon the Market Rate within fifteen (15) days after the third appraiser shall have been appointed, the appraisers selected by Landlord and Tenant shall each simultaneously submit to the third appraiser in a sealed envelope his or her determination of the Market Rate, and the third appraiser shall then determine the Market Rate by selecting either the Market Rate determination of the appraiser selected by Landlord or the Market Rate determination of the appraiser selected by Tenant. The third appraiser’s decision as to which of the other two appraisers’ Market Rate determination shall be the Market Rate for the applicable Extended Term shall be rendered in writing to both Landlord and Tenant and shall be final and binding upon themed.

Each of the appraisers selected as herein provided shall have at least ten (10) years’ experience as a commercial real estate broker in the Torrey Pines submarket of San Diego dealing with properties of the same type and quality as the Building. Each party shall pay the fees and expenses of the appraiser it has selected and the fees of its own counsel. Each party shall pay one half (1/2) of the fees and expenses of the third appraiser (or the sole appraiser, if applicable) and all other expenses of the appraisal. The decision and award of the appraiser(s) shall be in writing and shall be final and conclusive on all parties, and counterpart copies thereof shall be delivered to both Landlord and Tenant. Judgment upon the award of the appraiser(s) may be entered in any court of competent jurisdiction.

The appraiser(s) shall determine the Market Rate of the Premises for the Extended Term and render a decision and award as to their determination to both Landlord and Tenant (a) within twenty (20) days after the appointment of the second appraiser, (b) within twenty (20) days after the appointment of the third appraiser or (c) within fifteen (15) days after the appointment of the sole appraiser, as the case may be. In rendering such decision and award, the appraiser(s) shall assume (i) that neither Landlord nor the prospective tenant is under a compulsion to rent, and that Landlord and Tenant are typically motivated, well-informed and well-advised, and each is acting in what it considers its own best interest, (ii) the Premises are fit for immediate occupancy and use “as is”, (iii) that in the event the Premises have been damaged by fire or other casualty prior to the commencement of the Extended Term, they have been fully restored. The appraisers shall also take into consideration the rents contained in leases for comparable space in the Building, or in comparable buildings in the Torrey Pines submarket of San Diego, for comparable periods of time.

If the dispute between the parties as to the Market Rate has not been resolved before the commencement of Tenant’s obligation to pay the Annual Fixed Rent based upon determination of such Market Rate, then Tenant shall pay the Annual Fixed Rent under the Lease based upon the Market Rate designated by Landlord in Landlord’s Notice until either the agreement of the parties as to the Market Rate, or the decision of the appraiser(s), as the case may be, at which time Tenant shall pay any underpayment of the Annual Fixed Rent to Landlord, or Landlord shall refund any overpayment of the Annual Fixed Rent to Tenant.

Landlord and Tenant hereby waive the right to an evidentiary hearing before the appraiser(s) and agree that the appraisal shall not be an arbitration nor be subject to state or federal law relating to arbitrations.

2.7Measurement of the Premises. Landlord and Tenant agree that the Premises Rentable Area identified in Section 1.1 is recited for administrative purposes only and that, although the Annual Fixed Rent has been determined by reference to such square footage (regardless of the possibility that the actual measurement of the Premises may be more or less than the number identified, irrespective of measurement method used), Annual Fixed Rent and Tenant’s Percentage shall not be changed except as expressly provided in this Lease. Notwithstanding the foregoing, if Landlord makes alterations, additions or improvements to the Building lobby that result in an increase or decrease in the rentable area of the Building and the Premises Rentable Area, Annual Fixed Rent and Tenant’s Percentage shall be adjusted to take into account any such increase or decrease.

2.8CASp Disclosures. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Landlord, subject to Landlord's reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards; and (c) if a CASp inspection done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or Property (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.

ARTICLE 3

Commencement and Condition

3.1Commencement Date. The Commencement Date shall be the Substantial Completion Date, as defined in Section 3.3(e). Notwithstanding the foregoing, if Tenant’s personnel shall occupy all or any part of the Premises for the conduct of its business prior to the Commencement Date as determined pursuant to the preceding sentence, such date of conduct of business shall, for all purposes of this Lease, be the Commencement Date. For clarity, Tenant’s personnel may perform tasks designed to prepare the Premises for occupancy, such as IT functions, which will not be deemed conduct of business for purposes of this Section 3.1.

3.2Condition of Premises. Landlord shall deliver possession of the Premises to Tenant and Tenant agrees to accept the Premises with the work set forth on Exhibit A-1 in the column titled “Provided by Landlord at Landlord Cost” and the areas labelled as “Base Building Work” on Exhibit A-2 (such work being the “Base Building Work”) and with Landlord’s Work, as defined below, substantially complete. Other than with respect to the Base Building Work and Landlord’s Work, the Premises shall be delivered in its current condition as of the Date of this Lease, Landlord’s sole obligation to make changes to such current condition prior to the Commencement Date being the Base Building Work and Landlord’s Work. Tenant acknowledges that except as set forth in this Section 3.2, it is not relying on any representations of Landlord or Landlord’s agents or employees as to the current condition or the condition of the Base Building Work, and Landlord shall have no obligation with respect thereto except as may be expressly set forth in this Lease. The Base Building Work will be completed in accordance with all applicable laws and building codes and in compliance with plans and permits for the Base Building Work as submitted to the City of San Diego, and no costs associated with the Base Building Work will be charged against the Landlord Contribution or otherwise charged to Tenant, including any costs associated with changes required to cause the Base Building Work to comply with applicable laws. As of the Commencement Date, the base Building systems and facilities serving the Premises shall be in good working order and in material compliance with applicable laws and building codes.

3.3Preparation of the Premises.

(a)Landlord shall construct certain improvements to the Premises as shown generally in the “Space Plan” attached hereto as Exhibit A-2, using Building standard materials and installations except as agreed otherwise and specified in the Space Plan. Landlord shall cause its architect to prepare construction drawings and specifications (“Landlord’s Plans”) for said improvements and shall deliver Landlord’s Plans to Tenant for its approval. Tenant shall give Landlord a notice approving or disapproving Landlord’s Plans not later than ten (10) Business Days (as defined in the Rules and Regulations) after Landlord’s Plans are delivered to Tenant. Any notice of disapproval shall identify with reasonable specificity any items that Tenant disapproves, provided that any such items that represent a requested change from the Space Plan shall be subject to Landlord’s reasonable approval, which may be withheld if the requested change is reasonably anticipated to (i) require changes that would affect (a) the Base Building Work serving or located in areas outside the Premises or (b) the condition of the Building outside of the Premises, and in all events any costs associated with any approved changes to the Base Building Work and/or the Building as set forth in this clause (i) shall be deducted from Landlord’s Contribution or (ii) result in more than a de minimus delay in the completion of Landlord’s Work (unless Tenant agrees that any such delay will be a Tenant Delay, without the requirement of further notice). In the event Tenant gives Landlord a timely notice of disapproval, to the extent that the requested changes are reasonably acceptable to Landlord (subject to the conditions set forth in the immediately preceding sentence), Landlord shall make the necessary corrections to Landlord’s Plans and shall resubmit Landlord’s Plans to Tenant for Tenant’s approval (in which case Tenant shall have three (3) Business Days to review the corrected Landlord’s Plans and to notify Landlord of any errors or omissions as aforesaid, and to the extent Tenant fails to so notify Landlord, such resubmission shall be deemed approved) and this process shall continue until final Landlord’s Plans are approved by Tenant.

(b)Promptly after approval of Landlord’s Plans, Landlord shall exercise all reasonable efforts to complete the work specified therein (collectively, “Landlord’s Work”) by February 1, 2022, but Tenant shall have no claim against Landlord for failure so to complete Landlord’s Work by any such date except the right to terminate this Lease in accordance with Section 3.3(e). Landlord shall perform

Landlord’s Work in compliance with all applicable laws, codes and regulations and in a good and workmanlike manner. Tenant agrees that Landlord may make any changes in Landlord’s Work from that shown on Landlord’s Plans to the extent necessary to accommodate field conditions, permitting requirements, unavailability of materials and other circumstances or conditions which first become apparent following approval of Landlord’s Plans, with the approval of Tenant, not to be unreasonably withheld or delayed. As soon as reasonably practicable, Landlord shall provide Tenant with a schedule for the completion of Landlord’s Work and will keep Tenant reasonably informed of any changes to such schedule.

(c)Landlord shall provide Tenant with an allowance (“Landlord’s Contribution”) of $6,262,650.00 for the performance of Landlord’s Work (which may include those portions of Landlord’s Work set forth on Exhibit A-1 in the column titled “Provided at Tenant’s Cost, subject to payment from Landlord’s Contribution and/or the Moving Allowance, subject to caps on FF&E Costs & the Moving Allowance”), and Tenant shall not be liable for any cost of Landlord’s Work to the extent that such cost thereof is less than or equal to Landlord’s Contribution, nor shall Tenant be entitled to any refund, credit or rent abatement except as set forth herein. To the extent that the cost of Landlord’s Work, as shown on the Approved Budget (defined below) exceeds Landlord’s Contribution (such excess being the “Excess Cost”), Tenant shall pay the entire Excess Cost within ten (10) days after delivery to Tenant of a final accounting of the cost of Landlord’s Work. For purposes of this Section 3.3(c), the “cost” of Landlord’s Work shall be the actual cost to Landlord of performing Landlord’s Work including, without limitation, all architectural and engineering fees and expenses and all contractor charges for the cost of work and materials, the general contractor’s profit, general conditions and overhead and all filing fees and other permitting costs, Tenant’s project manager’s fee (not to exceed two percent (2%) of Landlord’s Contribution) and a construction management fee to be retained by Landlord for managing the design and construction of Landlord’s Work equal to three percent (3%) of the cost of Landlord’s Work exclusive of such fee (which shall be Landlord’s only fee in connection with Landlord’s Work). At Landlord’s request, Tenant shall execute an agreement (the “Excess Cost Agreement”) confirming only (i) Landlord’s estimate of any Excess Cost, and (ii) Tenant’s obligation to pay such Excess Cost in accordance with the terms of this Lease, within five (5) Business Days after Landlord’s request, and Landlord shall have no obligation to commence Landlord’s Work until Tenant shall have executed such Excess Cost Agreement.

Prior to the commencement of Landlord’s Work, Landlord will provide Tenant with a breakdown of all costs and expenses anticipated to be incurred in connection with Landlord’s Work, which budget will be prepared by Landlord based on bids, where applicable, and the general contractor’s reasonable estimate, and which will be a good faith estimate of the costs of Landlord’s Work. Tenant will approve or reasonably disapprove of such bids and budget (together, the “Bid Package”) within five (5) Business Days after its receipt of the Bid Package and in the event Tenant disapproves of any item in the Bid Package, Tenant will state with reasonable specificity which items it disapproves. Landlord and Tenant will work together to resolve any disputes relating to the Bid Package, including making changes to Landlord’s Work as needed. The Bid Package will thereafter be revised and resubmitted to Tenant for approval and such process will be repeated until the Bid Package is approved by Tenant (as so approved, the “Approved Budget”). Any time required to revise Landlord’s Plans in order to reduce the budget as set forth above in excess of fifteen (15) Business Days will be considered a Tenant Delay (as defined below). Landlord shall not commence Landlord’s Work until Tenant shall have approved the Approved Budget. Throughout the construction of Landlord’s Work, Landlord will notify Tenant promptly upon its discovery of any material changes to the Approved Budget. If the cost of Landlord’s Work is less than $6,262,650.00, then up to $278,340.00 of such difference (such lesser amount being the “Balance”) may be used by Tenant as reimbursement for (i) the purchase of furniture, trade fixtures and equipment for the

Premises, (ii) costs incurred by Tenant in connection with its move into the Premises or otherwise preparing the Premises for occupancy, and (iii) the purchase and installation of cabling for the Premises (collectively, the “FF&E Costs”). Landlord shall reimburse Tenant for the FF&E Costs (in an amount equal to the lesser of the invoices submitted by Landlord or the Balance) within thirty (30) days after Tenant submits to Landlord paid invoices, provided that Landlord shall have no obligation to make any payment to Tenant hereunder prior to the time that the cost of Landlord’s Work shall have been determined or at any time that there exists a Default of Tenant (as defined in Section 8.1) or with respect to any request for payment received later than ninety (90) days following the Substantial Completion Date, time being of the essence. In addition to the foregoing, if once the cost of Landlord’s Work shall have been finally determined the cost is less than $6,262,650.00, then one-half of any such difference, in an amount not to exceed $347,925.00, shall be made available to Tenant (in addition to the Balance) to be applied to the FF&E Costs.

(d)Further, if requested by Tenant in writing, Landlord will provide Tenant with a moving allowance (the “Landlord’s Moving Contribution”) in an amount not to exceed $139,170.00 to be used as reimbursement for costs incurred by Tenant in connection with (i) moving expenses incurred in connection with Tenant’s move into the Premises, (ii) the purchase of furniture, trade fixtures and equipment for the Premises, (iii) the purchase and installation of cabling for the Premises, (iv) Tenant’s costs to install signage as set forth in Subsection 6.2.7 and (v) any Excess Costs, provided that Landlord’s Moving Contribution shall be repaid to Landlord as hereinafter provided. Landlord’s Moving Contribution shall be paid to Tenant within thirty (30) days after Tenant submits to Landlord a written request for payment accompanied by invoices from Tenant’s contractors and vendors for such costs; provided that, notwithstanding the foregoing,  Landlord shall have no obligation to make Landlord’s Moving Contribution available at any time that there exists a Default of Tenant or with respect to any request for payment received later than six (6) months after the Commencement Date. Tenant shall repay any portion of Landlord’s Moving Contribution disbursed pursuant to this Section 3.3(d) to Landlord by increasing the Annual Fixed Rent for the portion of the Original Term commencing on the first day of the first month after which Landlord’s Moving Contribution is paid to Tenant, by an amount equal to the level monthly payments of principal and interest, payable monthly, in advance, which would be necessary to repay the portion of Landlord’s Moving Contribution disbursed pursuant to this Section 3.3(d), together with interest thereon at a rate of eight percent (8%) per annum, over the period from the day Landlord’s Moving Contribution is paid to Tenant through the last day of the Original Term. Tenant shall execute an amendment to this Lease confirming the increase in the Annual Fixed Rent on account of Landlord’s Moving Contribution within five (5) Business Days after Landlord’s request.

(e)The “Substantial Completion Date” shall be the first day as of which (a) the Base Building Work is substantially complete, (b) Landlord’s Work has been completed except for minor items of work, correction or adjustment which can be completed without causing undue interference with Tenant’s use of the Premises (i.e. so called “punch list” items), (c) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, or its equivalent, executed by the project architect and the project general contractor shall have been certified to Landlord and a copy thereof delivered to Tenant and (d) Landlord shall have obtained a certificate of occupancy or its equivalent for the Premises (which may be conditional or temporary) if required by law for Tenant to occupy and use the Premises for the Permitted Uses. Landlord shall complete as soon as reasonably possible using good faith and continuous efforts all “punch list” items and Tenant shall afford Landlord access to the Premises for such purpose. Landlord shall notify Tenant in writing when Landlord in good faith believes that Landlord’s Work is substantially completed. Within three (3) Business Days after the giving of such notice to Tenant, Landlord, Landlord’s architect, Tenant (and Tenant’s architect or project manager, if any) shall jointly inspect the Premises at a time reasonably agreed to by the parties and develop the list of punch list items, provided that in the event of any dispute between Landlord and Tenant regarding whether or not Landlord’s Work is substantially complete, or if Tenant or Tenant’s architect or project manager (if any) shall fail to attend such inspection, the determination of Landlord’s architect as to whether Landlord’s Work is substantially complete and any list of punch list items developed by Landlord and/or Landlord’s architect shall be final and binding on Landlord and Tenant.

If the Substantial Completion Date is delayed due to any change requested by Tenant to the Space Plan, or due to any change requested by Tenant to Landlord’s Plans or Landlord’s Work after Tenant shall have approved Landlord’s Plans, or due to any negligence, breach of this Lease or other wrongful conduct of Tenant or anyone acting under Tenant, or any interference with the performance of Landlord’s Work due to Tenant’s occupancy of portions of the Premises as provided in Section 3.1 above, such delay in the Substantial Completion Date shall be a “Tenant Delay”, and in such event Landlord may, at its option, require Tenant to commence payment of Annual Fixed Rent as of the date that the Commencement Date would have occurred in the absence of such Tenant Delay(s), provided that such election by Landlord shall not accelerate the actual Commencement Date and any amount payable by Tenant pursuant to such election shall be payable as Additional Rent in addition to all Annual Fixed Rent and Additional Rent payable by Tenant during the term. Notwithstanding the foregoing, no Tenant Delay shall be deemed to have occurred unless and until Landlord has provided notice to Tenant’s Construction Representative pursuant to Section 3.5 below specifying the action or inaction that constitutes a Tenant Delay. If such action or inaction is not cured within one (1) Business Day after the giving of such notice, then a Tenant Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date such notice was given and continuing for the number of days that the Substantial Completion Date is in fact delayed as a result of such Tenant Delay.

If the Substantial Completion Date has not occurred by May 1, 2022 (as such date may be extended for Tenant Delay and/or Force Majeure) and the Commencement Date shall not have occurred pursuant to the provisions of the second sentence of Section 3.1, then Tenant may give Landlord notice thereof at any time thereafter detailing in what respects Landlord’s Work is not substantially complete and if Landlord shall not substantially complete all of Landlord’s Work within seven (7) days after delivery of such notice (other than due to Tenant Delay and/or Force Majeure), Tenant shall be entitled to receive a credit against the Annual Fixed Rent next coming due under the Lease in the amount of $5,124.51 for each day during the period commencing upon the expiration of such seven (7) day period and ending on the Substantial Completion Date. If the Substantial Completion Date has not occurred by July 1, 2022 (as such date may be extended for Tenant Delay and/or Force Majeure) and the Commencement Date shall not have occurred pursuant to the provisions of the second sentence of Section 3.1, Tenant may by giving notice to Landlord at any time prior to the Substantial Completion Date, elect to terminate this Lease; and if Tenant shall make such election this Lease shall cease and come to an end without further liability or obligation on the part of either party thirty (30) days after the giving of such notice it being agreed that time is of the essence with respect to the giving of such notice, unless, within such thirty (30) day period after Tenant’s notice, Landlord substantially completes Landlord’s Work (in which event such termination election shall be null and void). Tenant’s right to a rent credit and Tenant’s termination right, as set forth in this paragraph, shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure to complete Landlord’s Work. If Tenant exercises the termination option in accordance with this paragraph and this Lease terminates as set forth herein, then as of the date of any such termination this Lease shall thereafter be of no further force or effect, and Tenant will not be obligated to pay any amounts to Landlord on account of Excess Costs and Landlord will refund to Tenant any Security Deposit, pre-paid rent or other amounts paid hereunder. As used herein, “Force Majeure” shall be defined as any strike or other labor trouble, fire, flood or other casualty, breakage, accident, repairs, unusually severe weather, governmental preemption of priorities or other controls in connection with a national or other public emergency, governmental moratoria, or inaction of governmental authority (or shortages of fuel, supplies or labor resulting therefrom), war, civil commotion, labor or transportation difficulties, inability to obtain supplies, or any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control.

3.4Conclusiveness of Landlord’s Performance. Tenant shall be conclusively deemed to have accepted Landlord’s Work except for aspects of Landlord’s Work that are not in good working order and that are specified by Tenant in a notice to Landlord given within sixty (60) days after any such deficient aspect of Landlord’s Work becomes apparent to Tenant and not later than eleven (11) months after the Substantial Completion Date, time being of the essence. Landlord will obtain industry-standard warranties (which, to the extent available, shall be one (1) year warranties) from all contractors performing Landlord’s Work and Base Building Work (whether new equipment is installed or existing equipment is refurbished) and will enforce such warranties in the event Tenant delivers notice of a deficiency within the time periods set forth in this Section 3.4.

3.5Construction Representatives. Both Landlord and Tenant shall appoint one individual as its “Construction Representative” who is authorized to act on its behalf in connection with any matters arising pursuant to this Article 3. The Construction Representative may be changed from time to time by notice hereunder from the then current Construction Representative to the other party’s Construction Representative or by notice from Landlord or Tenant pursuant to Section 10.1. Notwithstanding Section 10.1, any notices or other communication under this Article 3 may be made by letter or other writing sent by U.S. mail, facsimile or email, provided the communication is made by one party’s Construction Representative to the other party’s Construction Representative.

ARTICLE 4

Rent, Additional Rent, Insurance and Other Charges

4.1The Annual Fixed Rent. Tenant shall pay Annual Fixed Rent to Landlord, or as otherwise directed by Landlord, without offset, abatement (except as provided in Article 7), deduction or demand. Annual Fixed Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the term of this Lease, at the Address for Payment of Rent, or at such other place as Landlord shall from time to time designate by notice, by check drawn on a domestic bank.

Annual Fixed Rent for any partial month shall be prorated on a daily basis (based on a 365 day year), and if Annual Fixed Rent commences on a day other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be payable on the date Annual Fixed Rent commences and shall be equal to such pro-rated amount plus the installment of Annual Fixed Rent for the succeeding calendar month.

4.2Additional Rent. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Percentage of Taxes and Operating Costs as provided in Subsections 4.2.1 and 4.2.2 and all other charges and amounts payable by or due from Tenant to Landlord (all such amounts referred to in this sentence being “Additional Rent”).

4.2.1Real Estate Taxes. Tenant shall reimburse Landlord for Tenant’s Percentage of all Taxes (“Tenant’s Tax Payment”) attributable to any portion of the term of this Lease, as Additional Rent. Except as otherwise provided in the immediately following paragraph, Tenant shall pay Tenant’s Tax Payment to Landlord at least ten (10) days prior to the date or dates within any year during the term hereof that Taxes, or any fractional share thereof, shall be due and payable to any governmental authority responsible for collection of same (as stated in a notice to Tenant given at least thirty (30) days prior to the date or dates any such payment shall be due, which notice shall set forth the manner of computation of Tenant’s Tax Payment due from Tenant, except that such payment shall be made to Landlord not later than thirty (30) days after such notice to Tenant if such notice is given subsequent to the date thirty (30) days prior to the date such portion of Taxes is due and payable as aforesaid).

At Landlord’s election, Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of Tenant’s Tax Payment, such monthly amounts to be sufficient to provide Landlord by the time Tax payments are due or are to be made by Landlord a sum equal to Tenant’s Percentage thereof, as reasonably estimated by Landlord from time to time on account of Taxes for the then current Tax year. If the total of such monthly remittances is greater than Tenant’s Percentage of Taxes for such Tax year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Taxes (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligations to Landlord); if the total of such remittances is less than Tenant’s Percentage of Taxes for such Tax year, Tenant shall pay the difference to Landlord within thirty (30) days after being so notified by Landlord.

If, after Tenant shall have made all payments due to Landlord pursuant to this Subsection 4.2.1, Landlord shall receive a refund of any portion of Taxes as a result of an abatement of such Taxes by legal proceedings, settlement or otherwise (without either party having any obligation to undertake any such proceedings), Landlord shall pay or credit to Tenant Tenant’s Percentage of that percentage of the refund (after first deducting any expenses, including attorneys’, consultants’ and appraisers’ fees, incurred in connection with obtaining any such refund) which equals the percentage of the applicable Tax year.

In the event that the Commencement Date shall occur or the term of this Lease shall expire or be terminated during any calendar year for which Taxes are being computed or Tenant’s Percentage shall be modified during the term due to a change in the rentable area of the Building and/or the Premises or otherwise, as the case may be, then the amount of Taxes which may be payable by Tenant as provided in this Subsection 4.2.1 shall be pro-rated on a daily basis based on a 365 day year.

“Taxes” shall mean all taxes, assessments, excises and other charges and impositions which are general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind or nature which are levied, assessed or imposed by any governmental authority upon or against or with respect to the Property, Landlord or the owner or lessee of personal property used by or on behalf of Landlord in connection with the Property, or taxes in lieu thereof, and additional types of taxes to supplement real estate taxes due to legal limits imposed thereon as well as an allocation reasonably and equitably determined by Landlord of any Taxes assessed to Common Areas or attributable to portions of the 3040 Science Park Road building (the “3040 Building”) (or any other building in the Complex) containing a gym or conference center and any food service facility or other amenity for the Complex. Taxes shall include any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Taxes shall also include any governmental or private assessments or the Property's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies. Taxes shall not include franchise, estate, inheritance, income (except to the extent that a tax on income or revenue is levied solely on rental revenues and not on other types of income and then only from rental revenue generated by the Property and is of a type customarily passed through to tenants in the Torrey Pines submarket of San Diego) or capital levy taxes assessed on Landlord. Taxes also shall include all court costs, attorneys’, consultants’ and accountants’ fees, and other expenses incurred by Landlord in analyzing and contesting Taxes through and including all appeals (provided any such costs will not exceed the reasonably anticipated savings in Taxes). Taxes shall include any estimated payment made by Landlord on account of a fiscal tax period for which the actual and final amount of taxes for such period has not been determined by the governmental authority as of the date of any such estimated payment. If any Taxes may be paid in installments without incurring a penalty or interest, then Landlord shall be deemed to have paid said Taxes over the longest period so allowed (whether or not actually paid in that manner), and only the installments allocable to periods included within the term shall be considered within the meaning of Taxes.

4.2.2Operating Costs. Tenant shall reimburse Landlord for Tenant’s Percentage of Operating Costs. Except as otherwise provided in the immediately following paragraph Tenant shall pay Tenant’s Percentage of Operating Costs to Landlord within thirty (30) days from the date Landlord shall furnish to Tenant an itemized statement thereof, prepared, allocated and computed in accordance with customs and practices of the real estate industry in the greater San Diego area, consistently applied. Any year-end statement by Landlord relating to Operating Costs (other than an invoice for a monthly estimate) shall be final and binding upon Tenant unless Tenant shall contest any items therein by giving Landlord a Dispute Notice timely as hereinafter provided.

At the election of Landlord, Tenant shall pay to Landlord, as Additional Rent on the first day of each calendar month during the term but otherwise in the manner provided for the payment of Annual Fixed Rent, estimated payments on account of Operating Costs, such monthly amounts to be sufficient to provide to Landlord, by the end of each calendar year, a sum equal to Operating Costs for such year, as estimated by Landlord from time to time. If, at the expiration of each year in respect of which monthly installments of Operating Costs shall have been made as aforesaid, the total of such monthly remittances is greater than Operating Costs for such year, Landlord shall credit such overpayment against Tenant’s subsequent obligations on account of Operating Costs (or promptly refund such overpayment if the term of this Lease has ended and Tenant has no further obligation to Landlord); if the total of such remittances is less than Operating Costs for such year, Tenant shall pay the difference to Landlord within thirty (30) days after being so notified by Landlord.

In the event that the Commencement Date shall occur or the term of this Lease shall expire or be terminated during any calendar year for which Operating Costs are being computed or Tenant’s Percentage shall be modified during the term due to a change in the rentable area of the Building and/or the Premises or otherwise, as the case may be, then the amount of Operating Costs which may be payable by Tenant as provided in this Subsection 4.2.2 shall be pro-rated on a daily basis based on a 365 day year.

“Operating Costs” shall include, without limitation, all costs and expenses paid or incurred for the operation, cleaning, management, maintenance, repair, insurance, upkeep and security of the Property, including an allocation as reasonably determined by Landlord of those costs attributable to Common Areas, including, without limitation:

(a)all salaries, wages, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto and all other costs paid or incurred with respect to employment of personnel engaged in operation, administration, cleaning, maintenance, repair, upkeep and security of the Property including, without limitation, supervisors, property managers, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers, provided that if any employee whose compensation is included in Operating Expenses is not employed solely in connection with the operation of the Complex, then only the portion of such employee’s compensation allocable to such employee’s services in connection with the Complex (as allocated to the Property) shall be included in Operating Expenses.

(b)all utilities and other costs related to provision of heat (including oil, steam and/or gas), electricity, air conditioning, and water (including sewer charges) and other utilities to the Common Areas;

(c)all costs, including supplies, material and equipment costs, for cleaning and janitorial services to the Property, the Building and, if applicable, adjacent walks and ways (including, without limitation, trash removal and interior and exterior window cleaning), and interior and exterior landscaping and pest control;

(d)the cost of replacements for tools and other similar equipment used in the repair, maintenance, cleaning and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties;

(e)all costs and premiums for fire, casualty, rental income, liability and such other insurance as may be maintained from time to time by Landlord relating to the Property and premiums for fidelity bonds covering persons having custody or control over funds or other property of Landlord relating to the Property;

(f)all costs of maintaining, repairing, operating, inspecting and protecting the Property (including, without limitation, lighting, installation, maintenance, repair and alteration of signs (but not signs for a specific tenant), snow removal on the Property and adjacent walks and ways, paving, patching and restriping of parking areas and operation, maintenance, replacement and repair of heating, ventilating and air conditioning equipment, fire protection and security systems, elevators, roofs, parking areas and any other common Building equipment, systems or facilities), and all costs of structural and other repairs and, to the extent subject to the limits on capital expenditures as set forth herein, replacements (other than repairs for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property in good working order, repair, appearance and condition;

(g)costs of compliance with any laws, rules, regulations, ordinances, agreements or standards applicable to the Building or the Property, which conformance is not the responsibility of any tenant of the Building, and which Landlord elects or is required to perform;

(h)Landlord’s office overhead costs provided that, if any such administrative or supervisory personnel are also employed on other property of Landlord, such cost of compensation shall be suitably prorated among the Property and such other properties;

(i)payments under all service contracts relating to matters referred to in Items (a) through (h) hereof;

(j)a management fee of three (3%) percent of gross rents payable by tenants of the Property; and

(k)attorney’s fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or in the preparation of leases) and auditing and other professional fees and expenses.

Notwithstanding the foregoing, for purposes of this Lease, Operating Costs shall not include the following:

(i)the cost of investigating, removing or remediating any Hazardous Materials on or under the Property that are determined to be in violation of Environmental Laws (as such terms are defined in Subsection 6.2.8 below) as of the Date of this Lease or that migrate onto the Property through no fault of Tenant;

(ii)all items and services for which Tenant or any other tenant in the Property separately reimburses Landlord or which Landlord provides selectively to one or more tenants (but not to Tenant) without reimbursement;

(iii)costs for which Landlord is separately reimbursed by any tenant or occupant of the Property (other than pursuant to an operating cost clause) or by insurance by its carrier or any tenant’s carrier (or if Landlord fails to carry insurance required to be carried by Landlord under this Lease, costs which would have been covered by insurance had Landlord obtained the coverage required to be carried under this Lease) or by anyone else, and electric power costs for which any tenant directly contracts with the local utility;

(iv)Costs, including marketing costs, legal fees, space planner’s fees, and brokerage fees incurred in connection with the original construction and development of the Property or the original or future leasing of the Property, and costs, including permit, license and inspection costs and allowances and other costs incurred with respect to the installation of tenant improvements made for new tenants in the Property or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant leasable space for tenants or other occupants (or prospective tenants or occupants) of the Property;

(v)depreciation, interest and principal payments on mortgages or ground lease payments, and other debt costs except for the interest factor included in the annual charge off of those capital expenditures that are included in Operating Costs as hereinafter provided;

(vi)any cost or expense, fines, penalties or interest incurred as a result of violation by Landlord of any applicable laws;

(vii)Landlord’s or Landlord’s property manager’s corporate general overhead or corporate general administrative expenses;

(viii)any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord;

(ix)any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(x)costs, including marketing costs, legal fees, space planner’s fees, and brokerage fees incurred in connection with the original construction and development of the Property or the original or future leasing of the Property, and costs, including permit, license and inspection costs and allowances and other costs incurred with respect to the installation of tenant improvements made for new tenants in the Property or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant leasable space for tenants or other occupants (or prospective tenants or occupants) of the Property;

(xi)all items and services for which Tenant reimburses Landlord outside of Operating Costs, by insurance proceeds or otherwise, or pays third persons, or which Landlord provides selectively to one or more tenants or occupants of the Building (other than Tenant) without reimbursement;

(xii)attorney’s fees and other legal expenses incurred in connection with negotiations with or disputes of tenants or occupants of the Building;

(xiii)costs, other than those incurred in ordinary maintenance and repair for sculptures, paintings, fountains or other objects of art;

(xiv)costs incurred to remove, study, test, remediate or otherwise related to the presence of Hazardous Materials (as defined below) in or about the Building, the Property or the Complex that are not brought upon, kept used, stored, handled, treated, generated in, or disposed of from, the Premises by Tenant or any of its agents, employees or invitees other than routine air and water testing or filtering;

(xv)wages and/or benefits attributable to personnel above the level of senior property manager;

(xvi)costs of work or replacements covered by warranties;

(xvii)any costs associated with the Base Building Work or Landlord’s Work or any refurbishment work or capital replacements which occurred prior to the Commencement Date;

(xviii)cost to provide electricity, gas or water and sewer to any tenants’ premises; and

(xix)except for a property management fee to the extent allowed above, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis.

If, during the term of this Lease, Landlord shall make any capital expenditure, the total cost thereof shall not be included in Operating Costs for the Operating Year in which it was made, but Landlord may include in Operating Costs for such Operating Year in which such expenditure was made and in Operating Costs for each succeeding Operating Year an annual charge-off of such capital expenditure, provided such expenditure is (i) made to comply with any law, rule, regulation, order or ordinance, or any amendment thereto or interpretation thereof, first enacted after the Commencement Date, or (ii) made to protect the health, safety of the occupants of the Property, or (iii) made to replace worn out or obsolete items or to keep the Property in first-class condition, or (iv) designed to reduce Operating Costs. Any capital expenditure not included in the forgoing list will not be included in Operating Costs. Annual charge-offs shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties, by the number of years of useful life of the improvement, repair, alteration or replacement made with the capital expenditure; and the useful life shall be determined reasonably by Landlord in accordance with then prevailing customs and practices of the real estate industry, consistently applied. Notwithstanding the foregoing, any capital expenditures required as a result of (i) any installations, alterations or additions to the Premises made by Tenant after the Commencement Date, or (ii) any particular use of the Premises by Tenant (i.e., a use other than typical general office and laboratory use) shall be borne by Tenant alone and shall be paid by Tenant to Landlord as Additional Rent in the Operating Year in which such expenditures are incurred.

Operating Costs attributable to the Common Areas or to all the properties in the Complex (for example, landscaping and insurance) may be allocated by Landlord among the Property and such other properties as Landlord may reasonably and equitably determine, whether by rentable square foot, acreage, value or other metric. Notwithstanding the foregoing, Operating Costs shall not include any costs incurred with respect to a building in the Complex other than the Building if such costs do not benefit the Complex as a whole or are not incurred with respect to any common areas or common facilities located in such other building.

In addition, if during any portion of any year for which Operating Costs are being computed, less than one hundred percent (100%) of the rentable area of the Building was leased to tenants or if Landlord is supplying less than one hundred percent (100%) of the rentable area of the Building with the services and utilities being supplied hereunder, Landlord may, at its option, reasonably project, on an item-by-item basis, the Operating Costs that would have been incurred if one hundred percent (100%) of the Building were occupied for such year and such services and utilities were being supplied to one hundred percent (100%) of the rentable area of the Building, and such projected amount shall, for the purposes hereof, be deemed to be the Operating Costs for such year.

Notwithstanding any provision of this Subsection 4.2.2 to the contrary, for purposes of computing Tenant’s Percentage of Operating Costs under this Lease, in no event shall the amount of Controllable Operating Costs, as hereinafter defined, included in Operating Costs for any calendar year exceed the Controllable Cost Cap, as hereinafter defined, for such calendar year. For the purposes of this paragraph the following definitions shall apply:

(a)“Controllable Operating Costs” shall mean all Operating Costs, except for the following, which shall not be subject to the limitations on increases described above: (i) real estate and other taxes included within Operating Costs, (ii) utility charges (including sewer), (iii) insurance premiums, (iv) management fees, (v) the costs to comply with any law, rule, regulation, order or ordinance with which the Property complied, or was not required to comply, prior to the Commencement Date, or to comply with any amendment or change in interpretation of any such legal requirements after the Commencement Date, (vi) the cost of health insurance provided by Landlord as a benefit to employees whose compensation is an Operating Cost, (vii) the cost of repairs to the Property required by casualty damage or other causes beyond Landlord’s reasonable control, except to the extent Landlord is reimbursed by insurance or third parties and not in excess of commercially reasonable deductible amounts, (viii) the costs of snow and ice treatment and removal (if any); (ix) any Operating Costs, or portions thereof, which are governed or established by collective bargaining agreements; and (x) the Building’s share of Operating Costs allocable to all buildings in the Complex.

(b)“Controllable Cost Cap” shall mean (i) for the first twelve (12) month period following the Commencement Date, one hundred percent (100%) of the Controllable Operating Costs (i.e. the amount thereof shall not be limited for such year), and (ii) for each succeeding twelve (12) month period, one hundred five percent (105%) of the amount of the Controllable Cost Cap for the immediately preceding twelve (12) month period.

Provided Tenant shall have paid all amounts invoiced by Landlord on account of Operating Costs for the applicable Operating Year, Landlord shall permit Tenant, at Tenant’s sole cost and expense except as hereinafter provided, to review any of Landlord’s invoices and statements relating to Operating Costs for such Operating Year at the place where such invoices and statements are customarily maintained by Landlord, provided such review is commenced within one hundred and twenty (120) days of Tenant’s receipt of Landlord’s final statement of Operating Costs for the applicable Operating Year (the “Final Statement”) and thereafter undertaken by Tenant or its accountants (provided such accountants are compensated at usual hourly rate and not on a contingency fee basis) with due diligence. If any of Landlord’s invoices or statements (or copies thereof) are not customarily maintained at Landlord’s office in the San Diego area, then, at Tenant’s expense, Landlord shall have copies of such documents made and sent to Landlord’s San Diego area office so that Tenant may conduct its examination at such office. If Tenant objects to Landlord’s accounting of any Operating Costs, Tenant shall, on or before the date one hundred and eighty (180) days following receipt of the Final Statement, notify Landlord that Tenant disputes the correctness of such accounting (“the “Dispute Notice”), specifying the particular line items which Tenant claims are incorrect otherwise, Tenant shall be deemed to have waived any and all objections to such Final Statement. If such dispute has not been settled by agreement within two (2) months thereafter, either party may submit the dispute to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding on Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction.

If it should be agreed or decided that Operating Costs were overstated by five percent (5%) or more, then Landlord shall promptly reimburse Tenant for the reasonable costs incurred by Tenant in reviewing Landlord’s invoices and statements, Tenant’s reasonable arbitration costs, plus any excess amount paid by Tenant on account of overstated Operating Costs with interest at the Default Rate. If it should be decided that Operating Costs were not overstated at all, then Tenant shall, as Additional Rent, promptly reimburse Landlord for its costs incurred in the arbitration and in preparing for Tenant’s review of invoices and statements, and if Operating Costs shall have been understated or Tenant shall not have paid the Operating Costs Obligation in full, Tenant shall, as additional Rent, promptly pay any deficiency. In the event of an overstatement which is less than five percent (5%), each party shall be responsible for its own costs incurred in connection with such dispute. Tenant shall keep confidential all agreements involving the rights provided in this section and the results of any audits or arbitration conducted hereunder. Notwithstanding the foregoing, Tenant shall be permitted to furnish the foregoing information to its attorneys and accountants to the extent necessary to perform their respective service for Tenant

4.3Personal Property and Sales Taxes. Tenant shall pay all taxes charged, assessed or imposed upon the personal property of Tenant and all taxes on the sales of services or inventory, merchandise and any other goods by Tenant in or upon the Premises.

4.4Insurance.

4.4.1Insurance Policies. Tenant shall, at its expense, take out and maintain, throughout the term of this Lease, the following insurance:

4.4.1.1Commercial general liability insurance (on an occurrence basis, including without limitation, contractual liability, bodily injury, property damage, fire legal liability, and products and completed operations coverage) under which Tenant is named as an insured and Landlord and Landlord’s Agent (and the holder of any mortgage on the Premises or Property, as set out in a notice from time to time) are named as additional insureds as their interests may appear, in an amount which shall, at the beginning of the term, be at least equal to the Commercial General Liability Insurance Limits, and, which, from time to time following the Original Term, shall be for such higher limits, if any, as Landlord shall determine to be customarily carried in the area in which the Premises are located at property comparable to the Premises and used for similar purposes;

4.4.1.2Worker’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises; and

4.4.1.3Property insurance on a “replacement cost” basis with an agreed value endorsement covering all furniture, furnishings, fixtures and equipment and other personal property brought to the Premises by Tenant and anyone acting under Tenant and all improvements and betterments to the Premises performed at Tenant’s expense; and

4.4.1.4Business income and extra expense insurance covering twelve months loss of income.

4.4.2Requirements. All policies of insurance maintained by Tenant shall contain deductibles and self-insured retentions not in excess of that reasonably approved by Landlord, shall contain a clause confirming that such policy and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by Landlord and shall be obtained from insurers qualified to do business and in good standing in the State of California having a rating by A.M. Best Company of at least A- VIII or otherwise be acceptable to Landlord. Tenant shall, prior to the Commencement Date and thereafter, not less than thirty (30) days prior to any policy expiration, deliver to Landlord a certificate of the insurer, certifying that such policy has been issued and paid in full, providing the coverage required by this Section and containing provisions specified herein. Each such policy shall not be materially changed with respect to the interest of Landlord and such mortgagees of the Property (and others that are in privity of estate with Landlord of which Landlord provides notice to Tenant from time to time) without at least ten (10) days’ prior written notice thereto. Any insurance required of Tenant under this Lease may be furnished by Tenant under a blanket policy carried by it provided that such blanket policy shall reference the Premises, and shall guarantee a minimum limit available for the Premises equal to the insurance amounts required in this Lease.

4.4.3Waiver of Subrogation. Landlord and Tenant shall each endeavor to secure an appropriate clause in, or an endorsement upon, each property damage insurance policy obtained by it and covering the Building, the Premises or the personal property, fixtures and equipment located therein or thereon, pursuant to which the respective insurance companies waive subrogation and permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party. The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Premises by, through or under Tenant. If and to the extent that such waiver or permission can be obtained only upon payment of an additional charge then the party benefiting from the waiver or permission shall pay such charge upon demand, or shall be deemed to have agreed that the party obtaining the insurance coverage in question shall be free of any further obligations under the provisions hereof relating to such waiver or permission from such insurance companies.

Subject to the foregoing provisions of this Subsection 4.4.3, each party hereby releases the other with respect to any claim which it might otherwise have against the other party for any loss or damage to its property to the extent such damage is actually covered or would have been covered by policies of property insurance required by this Lease to be carried by the respective parties hereunder. In addition, Tenant agrees to exhaust any and all claims against its insurer(s) prior to commencing an action against Landlord for any loss covered by insurance required to be carried by Tenant hereunder.

4.5Utilities. Tenant shall during the term pay all electricity charges allocable to the Premises and all charges for telephone and other utilities or services not supplied by Landlord pursuant to Subsections 5.1.1 and 5.1.2, whether designated as a charge, tax, assessment, fee or otherwise, all such charges to be paid as the same from time to time become due. Except as otherwise provided in this Section 4.5 or in Article 5, it is understood and agreed that Tenant shall make its own arrangements for the installation or provision of all utilities and services and that Landlord shall be under no obligation to furnish any utilities to the Premises.

Tenant acknowledges that Annual Fixed Rent and Additional Rent for Operating Costs do not include the cost of supplying electricity, gas, emergency power, chilled water or domestic water and sewer to the Premises. Landlord shall arrange for a supply of such utilities to the Premises as provided in Subsections 5.1.2 and 5.1.3. Chilled water, domestic water and electricity supplied to the Premises may be submetered and, if Tenant’s Plans provide for such submetering Landlord, at Landlord’s cost, will install such submeters as part of the Base Building Work. Tenant shall pay as Additional Rent upon invoicing by Landlord, the cost to Landlord of all such utilities that are submetered and supplied to the Premises as reasonably determined by Landlord on the basis of such submetering, without mark-up for profit to Landlord, and the cost maintaining and repairing the submeters used to measure Tenant’s electrical consumption. Alternatively, if such submetering is not available with respect to the Premises (which shall include gas and emergency power), or if Tenant’s Plans do not provide for submetering, Tenant shall pay Tenant’s Percentage of the charges for such utilities allocable to those portions of the Building leased or intended to be leased to tenants within thirty (30) days of invoice therefor or, at Landlord’s discretion and notwithstanding the first sentence of this paragraph, such costs shall be included in Operating Costs; provided, however, that if some or all of the areas leased or intended to be leased to tenants are submetered for any such utility, such Tenant’s Percentage for purposes of this Section 4.5 only shall be determined by dividing the rentable area of the Premises by the rentable area of the portions of the Building not separately metered for consumption of the applicable utility.

If permitted by law, Landlord shall have the right at any time, and from time to time during the term of this Lease, to contract for electric services from the company of Landlord’s choice, whether the company is the provider currently providing electric service to the Property (“Current Provider”) or a different company or companies (“Alternate Provider”). Tenant shall cooperate with Landlord and Current Provider or Alternate Provider at all times, and, as reasonably necessary, shall allow Landlord and Current Provider or Alternate Provider reasonable access to the electric lines, feeders, risers, wiring, and any other equipment within the Premises. Landlord shall in no way be liable or responsible for any loss, damage or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the quantity or character of the electric energy supplied by the Current Provider or any Alternate Provider is no longer available or suitable for Tenant’s requirements, and no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease. Notwithstanding the foregoing, Landlord will use commercially reasonable efforts not to disrupt Tenant’s business operations in the Premises or to allow any Current Provider or any Alternate Provider to disrupt Tenant’s business operations in the Premises.

4.6Late Payment of Rent. If any installment of Annual Fixed Rent or any Additional Rent is not paid on or before the date the same is due, it shall bear interest (as Additional Rent) from the date due until the date paid at the Default Rate (as defined in Section 8.4). In addition, if any installment of Annual Fixed Rent or Additional Rent is unpaid for more than five (5) days after the date due, Tenant shall pay to Landlord a late charge equal to the greater of One Hundred Dollars ($100) or ten percent (10%) of the delinquent amount. Notwithstanding the foregoing, as to the first such late payment in any calendar year, Tenant shall not be required to pay such late charge unless Tenant fails to pay the amount due within five (5) days after Landlord gives Tenant notice of such late payment, except that once Landlord shall have given Tenant such a notice, no such notice shall be required as a condition to Tenant’s obligation to pay the late charge with respect to any subsequent late payments in the same calendar year. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing and administration of each delinquent payment by Tenant, but the payment of such late charges shall not excuse or cure any default by Tenant under this Lease. Absent specific provision to the contrary, all Additional Rent shall be due and payable in full thirty (30) days after demand by Landlord.

4.7Security Deposit. Upon execution of this Lease, Tenant shall deposit with Landlord the Security Deposit. The Security Deposit shall be held by Landlord as security for the faithful performance of all the terms of this Lease to be observed and performed by Tenant. The Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord. Tenant shall cause the Security Deposit to be maintained throughout the term in the amount set forth in Section 1.1.

If the Annual Fixed Rent or Additional Rent payable hereunder shall be overdue and unpaid or should Landlord make any payment on behalf of the Tenant, or Tenant shall fail to perform any of the terms of this Lease, then Landlord may, at its option and without notice or prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply the entire Security Deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Annual Fixed Rent, Additional Rent or other sums or loss or damage sustained by Landlord due to such breach by Tenant; and Tenant shall forthwith upon demand restore the Security Deposit to the amount stated in Section 1.1. Notwithstanding the foregoing, upon the application by Landlord of all or any portion of the Security Deposit (with or without notice thereof to Tenant) to compensate Landlord for a failure by Tenant to pay any Annual Fixed Rent or Additional Rent when due or to perform any other obligation hereunder, and until Tenant shall have restored the Security Deposit to the amount required by Section 1.1, Tenant shall be deemed to be in default in the payment of Additional Rent for purposes of Section 8.1(a)(I) hereof. So long as Tenant shall not be in default of its obligations under this Lease, Landlord shall return the Security Deposit, or so much thereof as shall have not theretofore been applied in accordance with the terms of this Section 4.7 (and less any amounts Landlord shall estimate shall be due from Tenant following year-end reconciliation of Operating Costs and Taxes) to Tenant promptly following the expiration or earlier termination of the term of this Lease and the surrender of possession of the Premises by Tenant to Landlord in accordance with the terms of this Lease. While Landlord holds the Security Deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. If Landlord conveys Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord’s grantee, and Tenant shall look solely to such grantee for proper application of the Security Deposit in accordance with the terms of this Section 4.7 and the return thereof in accordance herewith. The holder of a mortgage on the Property shall not be responsible to Tenant for the return or application of the Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless such holder actually receives the Security Deposit.

Tenant shall have the right to post the Security Deposit in the form of a letter of credit (the “Letter of Credit”), which shall (a) be unconditional and irrevocable and otherwise in form and substance reasonably satisfactory to Landlord; (b) permit multiple draws; (c) be issued by a commercial bank reasonably acceptable to Landlord from time to time; (d) be made payable to, and expressly transferable in its entirety only by, Landlord (at no cost to Landlord); (e) be payable at sight upon presentment of a sight draft accompanied by a certificate of Landlord stating either that Tenant is in default under this Lease or that Landlord is otherwise permitted to draw upon such Letter of Credit under the express terms of this Lease, and the amount that Landlord is owed (or is permitted to draw) in connection therewith; and (f) expire not earlier than the ninety (90) days following the expiration of the term of this Lease, provided however such Letter of Credit may expire one (1) year following date of issuance but in such case Tenant shall deliver a replacement Letter of Credit or extension of the existing Letter of Credit and subsequent replacement Letters of Credit or extensions prior to the expiration of any existing Letter of Credit so that the original Letter of Credit or a replacement thereof (each of whose expiration date shall be not earlier than one year from issuance) shall be in full force and effect throughout the term of this Lease and for a period of at least ninety (90) days thereafter. Tenant shall maintain the Letter of Credit in the amount of the Security Deposit and shall deliver to Landlord any replacement Letter of Credit or confirmation of the extension of the expiration date of the existing Letter of Credit prior to the expiration of the then current Letter of Credit. Notwithstanding anything in this Lease to the contrary, any grace period or cure periods which are otherwise applicable under Section 8.1 hereof, shall not apply to any of the foregoing, and, specifically, if Tenant fails to comply with the requirements of subsection (f) above or if Tenant shall fail to maintain the Letter of Credit in the full amount of the Security Deposit after any draw thereon by Landlord, Landlord shall have the immediate right to draw upon the Letter of Credit in full and hold the proceeds thereof as a cash security deposit. Each Letter of Credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation. If the issuer’s credit rating is reduced below P-2 (or equivalent) by Moody’s Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor’s Corporation, or if the financial condition of the issuer changes in any other materially adverse way, then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute Letter of Credit that complies in all respects with the requirements of this Section, and Tenant’s failure to obtain such substitute Letter of Credit within ten (10) days after Landlord’s demand therefor (with no other notice, or grace or cure period being applicable thereto) shall entitle Landlord immediately to draw upon the existing Letter of Credit in full, without any further notice to Tenant. Landlord may use, apply or retain the proceeds of the Letter of Credit to the same extent that Landlord may use, apply or retain any cash security deposit, as set forth herein. If Landlord is entitled to use, apply or retain the proceeds of the Letter of Credit, Landlord may draw on the Letter of Credit, in whole or in part, at Landlord’s election. If Landlord draws against the Letter of Credit, Tenant shall, within five (5) Business Days after notice from Landlord, provide Landlord with either an additional Letter of Credit in the amount so drawn or an amendment to the existing Letter of Credit restoring the amount thereof to the amount initially provided. Tenant hereby agrees to cooperate promptly, at its expense with Landlord to execute and deliver to Landlord any modifications, amendments and replacements of the Letter of Credit, as Landlord may reasonably request to carry out the terms and conditions hereof.

Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statute, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Section 4.7, above, and (B) rather than be so limited, Landlord may claim from the Security Deposit (i) any and all sums expressly identified in this Section 4.7, above, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant’s default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.

ARTICLE 5

Landlord’s Covenants

5.1Affirmative Covenants. Landlord shall, during the term of this Lease provide the following:

5.1.1Heat and Air-Conditioning. Landlord shall provide and maintain heat, ventilation and air-conditioning (“HVAC”) equipment in accordance with the specifications set forth in the Base Building Work. If the temperature otherwise maintained in any portion of the Premises by the HVAC system is adversely affected as a result of (i) the type or quantity of any lights, machines or equipment used by Tenant in the Premises, (ii) the occupancy of any portion of the Premises by more than one person per two hundred (200) square feet of rentable area, (iii) an electrical load for lighting or power in excess of the limits specified in Subsection 6.2.4, or (iv) any partitioning or other improvements installed by Tenant, then at Tenant’s sole cost, Landlord may install any equipment, or modify any existing equipment Landlord deems reasonably necessary to restore the temperature balance. Tenant agrees to keep closed, when necessary, blinds or other window treatments which, because of the sun’s position, must be closed to provide for the efficient operation of the air conditioning system, and Tenant agrees to cooperate with Landlord and to abide by the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the HVAC system. Landlord shall have no responsibility for providing any service from Separate HVAC Equipment, as defined in Subsection 6.1.3.

5.1.2Cleaning; Water. Landlord shall provide cleaning, maintenance and landscaping to the Common Areas in accordance with standards generally prevailing throughout the term hereof in comparable office buildings in the greater San Diego area and furnish water to the Premises for the Permitted Use.

Notwithstanding anything contained herein to the contrary, in no event shall Landlord’s cleaning or janitorial obligations relate to or refer to any of the following:

(a)Any waste that is generated in the diagnosis, treatment, or immunization of human beings or animals, in research pertaining thereto, or in the production or testing of biologicals,

(b)Any waste, device, instrument or item that comes in contact with bodily fluids, including, but not limited to, bandages, swabs, gauze, sponges, wraps, pads, paper, plastic, sutures, needles, scalpels, blades, or syringes,

(c)Any medical device or paraphernalia that is utilized to treat any patient or other person for any medicinal, medical, diagnostic or therapeutic reason or purpose,

(d)Any material of any type or nature whatsoever that is radioactive to any degree, whether as the result of its manufacture, use or application or any device, instrument or item that emits radiation,

(e)Any waste that is considered a regulated medical waste, including, but not limited to, bio-hazardous waste or infectious waste, under any applicable laws, or

(f)Any device, instrument or item that has become infected, contaminated, diseased, or otherwise exposed to harmful, contagious, or communicable organisms, bacteria, or other life form.

Tenant and Landlord agree that the removal, disposal, or destruction of all items listed in the preceding paragraphs of this Subsection 5.1.2 (hereinafter “Excepted Waste”) shall be exclusively the responsibility of Tenant under all circumstances, and their disposal shall not become the obligation of Landlord for any reason. All such disposals of Excepted Waste shall comply with all applicable laws and shall be accomplished at times, in a manner and in a path prepared by Tenant and approved in writing and in advance by Landlord. Tenant agrees that Excepted Waste will be disposed of separately from the trash that is removed by Landlord. Tenant also agrees that Tenant will not mix or place Excepted Waste in regular trash containers. The parties further agree that Tenant shall be liable for Tenant’s or its agents, employees, guests, visitors, invitees or licensees (collectively, “Tenant Parties”) failure to timely, thoroughly and completely dispose of Excepted Waste, the manner in which handling or disposal of such Excepted Waste is accomplished, or due to exposure of any third party with such Excepted Waste. Tenant shall be liable to and shall pay any injured party for all damages, costs or expenses, including attorney fees, arising out of any exposure, harm, injury, disease, contamination, or affliction suffered as the result of any Excepted Waste stored, generated, or disposed of by Tenant or in the Premises. Tenant shall provide to Landlord any written plan of Excepted Waste management Tenant prepares, from which plan Tenant may redact any proprietary information before providing same to Landlord. Tenant shall contract with a reputable medical waste disposal company that shall be reasonably approved by Landlord and shall maintain all records regarding the disposal of Excepted Waste required by federal, state and local law or regulation and make such records available for Landlord review upon request.

5.1.3Elevator, Lighting and Electricity. Landlord shall furnish non-exclusive passenger elevator service from the lobby to the Premises; purchase and install, at Tenant’s expense, all building standard lamps, tubes, bulbs, starters and ballasts for lighting fixtures in the Premises; provide lighting to public and common areas of the Property; and arrange for the supply of electrical power to the Premises to accommodate a load not exceeding the limitations contained in Subsection 6.2.4.

5.1.4Repairs. Except as otherwise expressly provided herein, Landlord shall, as part of Operating Costs as set forth in Subsection 4.2.2 above, make such repairs and replacements to the roof, exterior walls, floor slabs and other structural components of the Building, and to the Common Areas and facilities of the Building (including any common plumbing, electrical and HVAC equipment, life safety systems, roof membrane, elevators and any other common equipment or systems in the Building and all utility lines providing utilities to the Building) as may be necessary to keep them in good repair and condition (exclusive of equipment installed by Tenant and except for those repairs required to be made by Tenant pursuant to Subsection 6.1.3 hereof and repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees). Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Tenant hereby waives and releases its right to make repairs at Landlord's expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

5.1.5Data Obligations. Tenant shall submit to Landlord, within thirty (30) days of request, but not more frequently than semi-annually, any waste management, recycling, energy and water consumption data in Tenant’s possession, including usage and charges as they may appear on any utility bills received by Tenant. Landlord shall provide such non-proprietary, current information relating to Property energy and water consumption, waste management and recycling as Landlord has readily available, within thirty (30) days of request by Tenant, not more frequently than semi-annually.

5.2Interruption. Landlord shall have no responsibility or liability to Tenant for failure, interruption, inadequacy, defect or unavailability of any services, facilities, utilities, repairs or replacements or for any failure or inability to provide access or to perform any other obligation under this Lease caused by breakage, accident, fire, flood or other casualty, strikes or other labor trouble, order or regulation of or by any governmental authority, inclement weather, repairs, inability to obtain or shortages of utilities, supplies, labor or materials, war, civil commotion or other emergency, transportation difficulties or due to any act or neglect of Tenant or Tenant’s servants, agents, employees or licensees or for any other cause beyond the reasonable control of Landlord, and in no event shall Landlord be liable to Tenant for any indirect or consequential damages suffered by Tenant due to any such failure, interruption, inadequacy, defect or unavailability; and failure or omission on the part of Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease. Landlord will use commercially reasonable efforts to avoid any unreasonable disturbance of Tenant’s access to and use of the Premises and, except in the event of an emergency, to consult with Tenant in advance of any such work which is reasonably expected to be disruptive as to the scheduling of any such planned repair work.

Landlord reserves the right to deny access to the Building and to interrupt the services of the HVAC, plumbing, electrical or other mechanical systems or facilities in the Building when necessary from time to time by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are reasonably necessary, until such repairs, alterations, replacements or improvements shall have been completed. Landlord shall use reasonable efforts to minimize the duration of any such interruption and to give to Tenant at least three (3) days’ notice if service is to be interrupted, except in cases of emergency.

If due to Landlord’s default, (i) the Premises or any portion thereof are unusable by Tenant for a period of more than ten (10) consecutive Business Days following notice, complying with the last sentence of this paragraph, from Tenant due to (I) a lack of any of HVAC services (other than HVAC services provided by any Separate HVAC), water, sewer, elevator service, access or electricity or (II) the failure by Landlord to perform repairs which Landlord is obligated to perform pursuant to Subsection 5.1.4, and (ii) Tenant shall, concurrently with the giving of such notice, discontinue use of the Premises or the portion thereof which is unusable as a result (other than for sporadic purposes such as salvage, security or retrieval of property), then as Tenant’s sole remedy the Annual Fixed Rent and Additional Rent on account of Taxes and Operating Costs shall be equitably abated for such portion of the Premises rendered unusable for the period commencing on the expiration of such ten (10) Business Day period and ending on the date that the Premises (or such portion) is rendered usable. If more than fifty percent (50%) of the Premises is rendered unusable and if Tenant shall vacate the entire Premises, then the aforesaid abatement shall be a full abatement. In addition, if Tenant is entitled to a full abatement of Annual Fixed Rent hereunder for a period in excess of one hundred and eighty (180) consecutive days, and if Tenant shall have discontinued use of the entire Premises during all of such abatement period, then Tenant thereafter shall have the right to terminate the term of this Lease by giving notice of such election to Landlord at any time before Landlord shall have remedied the condition giving rise to such abatement, time being of the essence. Any notice from Tenant pursuant to the first sentence of this paragraph shall expressly state that the failure of Landlord to cure any claimed default timely shall give rise to Tenant’s rights of rent abatement and termination hereunder.

5.3Outside Services. In the event Tenant wishes to obtain services or to hire vendors relating to the repair, maintenance or security of the Premises, Tenant shall first obtain the prior approval of Landlord, not to be unreasonably withheld, for the installation and/or utilization of such services or vendors. Such services shall include, but shall not be limited to, utility providers, security services, moving services, equipment installers and the like. Notwithstanding any Landlord approval of the installation and/or utilization of such services or vendors, such installation and utilization shall be at Tenant’s sole cost, risk and expense. Landlord will reasonably cooperate with Tenant’s request for such vendor access.

Landlord shall, promptly following a request from Tenant, enter into commercially reasonable access or right-of-entry agreements (collectively, "Access Agreements") required by any telecommunications service provider reasonably approved by Landlord. In connection with the installation and operation of any telecommunications services, Landlord agrees that it shall not require any such approved carrier to pay any rent, fee, or similar charge in order to permit such carrier to retransmit its signal and/or have access to the Building; provided that the foregoing shall not restrict Landlord from collecting from any such carrier Landlord’s legal fees reasonably incurred in connection with entering into any Access Agreements.

5.4Access to Building. Subject to Section 5.2 and force majeure events, Tenant shall have access to the Building twenty-four (24) hours per day, seven (7) days per week. During Normal Building Operating Hours, the Building shall, subject to the provisions of Section 5.2, be open and access to the Premises shall be freely available, subject to the Rules and Regulations. During periods other than Normal Building Operating Hours, Tenant shall have access to the Premises, but such access shall also be subject to the Rules and Regulations. Tenant acknowledges that Tenant is responsible for providing security to the Premises following Tenant’s entry onto the Premises for any reason and for its own personnel whenever located therein. Subject to the foregoing, Landlord shall, at all times, retain the right to control and prevent such access by all persons whose presence, in the sole discretion of Landlord, may jeopardize the safety, protection, character, reputation and interests of the Building and its tenants or occupants. Landlord shall in no case be liable for damages resulting from any error with regard to the admission or exclusion of any person from the Building.

With Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant shall be permitted to install an electronic access control system for the Premises. Tenant shall provide Landlord with the proper access codes or keys necessary for Landlord to obtain access to the Premises, subject to Subsection 6.1.6 below. Such access control system may be installed as an Alteration (and may be funded by Landlord’s Moving Contribution or as part of the FF&E Costs as provided in Section 3.3(c) or 3.3(d) above, or if not included in Landlord’s Work, installed at any time during the term in accordance with Subsection 6.2.5 and at Tenant’s sole cost and expense.

5.5Parking. During the term hereof, Landlord shall make available to Tenant, its employees and invitees, at no additional charge, sixty-seven (67) unreserved parking spaces in the surface parking lot appurtenant to the Building and the building located at 3040 Science Park Road (collectively, the “Parking Facility”), all of which shall be available on a first-come, first- served basis. Tenant, its employees and invitees shall use the Parking Facility for the parking of passenger vehicles only and shall not allow any of its vehicles, or any vehicles on the Parking Facility through Tenant, to be left in the Parking Facility overnight (except for vehicles belonging to employees or invitees of Tenant who are either present at the Premises or whose vehicles shall remain in the Parking Facility for periods of not more than two (2) consecutive days while such persons are traveling for Tenant). Landlord reserves the right to (a) implement and modify systems to regulate access to and use of the Parking Facility, (b) designate and redesignate reserved and unreserved parking areas within the Parking Facility (for some or all tenants), (c) change entrances or exits and alter traffic flow within the Parking Facility, and (d) modify the Parking Facility to any extent, provided that no such changes in (a) – (d) will decrease the number of parking spaces available for Tenant’s use. Landlord further reserves the right to close the Parking Facility or portions thereof temporarily to the extent necessary for maintenance and repairs. Landlord will use commercially reasonable efforts to schedule any work over a weekend. Tenant acknowledges that Landlord is not required to provide any security or security services for any of the Parking Facility. Tenant shall use reasonable efforts to cause its employees to comply with all reasonable rules and regulations pertaining to the Parking Facility, as the same may be established amended, revised or supplemented by Landlord.

5.6Legal Compliance.  Landlord shall keep the structure and the Common Areas and systems of the Building in material compliance with all laws, building codes and regulations applicable thereto (including the Americans With Disabilities Act) after giving effect to any so- called legacy exceptions (provided Tenant shall have complied with its obligations under Subsection 6.1.3 and 6.1.4).

5.7Indemnification. Subject to all limitations, waivers, exclusions and conditions contained in this Lease (each of which shall control in the event of any conflict or inconsistency with this Section 5.7), Landlord shall defend and indemnify Tenant and its directors, officers, agents and employees against and from any and all demands, claims, causes of action, fines, penalties, damage, liabilities, judgments and expenses (including, without limitation, reasonable attorneys' fees) asserted by or on behalf of any third party on account of bodily injury or damage to the property of such third party (excluding damage to the property of any subtenant or assignee of Tenant) arising out of the negligence or other wrongful conduct of Landlord or its agents, contractors or employees during the term of this Lease. In case of any action or proceeding brought against Tenant by reason of any such claim,

Landlord, upon notice from Tenant, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Tenant.

5.8Landlord’s Insurance. At all times during the term, Landlord, as part of the Operating Costs, shall keep in full force and effect the following insurance:

(i)

standard form property insurance on the Building, in an amount not less than the full replacement value thereof (subject to the deductibles and excluding footings and foundations and any leasehold improvements performed by tenants) the proceeds thereof shall be used in accordance with Article 7 below to the extent that the term of this Lease shall not be terminated; and

(ii)	any combination of Commercial General Liability (or an equivalent), Excess Liability and/or Umbrella Liability in the amount of at least Five Million Dollars ($5,000,000).

5.9Landlord’s Hazardous Waste Representation. Landlord represents that to Landlord’s knowledge, Landlord has not used, generated, manufactured, produced, stored, released, discharged or disposed of on, under, or about the Premises (or off-site of the Premises that might affect the Premises) or transferred to or from the Premises, any Hazardous Materials (as defined in Subsection 6.2.8) or allowed any other person or entity to do so, except in material compliance with Environmental Laws (as defined in Subsection 6.2.8). Landlord agrees that Operating Costs shall not include the cost of investigating, removing or remediating any Hazardous Materials on or under the Property that are determined to be in violation of Environmental Laws as of the Date of this Lease. To Landlord’s knowledge as of the Date of this Lease, there are no Hazardous Materials at the Complex in violation of Environmental Laws or that require ongoing remediation or abatement.

ARTICLE 6

Tenant’s Additional Covenants

6.1Affirmative Covenants. Tenant shall do the following:

6.1.1Perform Obligations. Tenant shall perform promptly all of the obligations of Tenant set forth in this Lease; and pay when due the Annual Fixed Rent and Additional Rent and all other amounts which by the terms of this Lease are to be paid by Tenant.

6.1.2Use. Tenant shall, during the term of this Lease, use the Premises only for the Permitted Uses and from time to time, procure and maintain all licenses and permits necessary therefor and for any other use or activity conducted at the Premises, at Tenant’s sole expense. Tenant shall comply with the requirements recited in Exhibit G; provided, however, that in the event of an inconsistency between the requirements of Exhibit G and Tenant’s required safety procedures related to the Permitted Use, Tenant’s compliance with Exhibit G shall be excused to the extent required for Tenant to comply with any such required safety procedures; and provided further that the foregoing provisions of this sentence shall not be deemed to require Tenant to obtain an independent LEED certification for Tenant’s use of the Premises or any alterations or improvements performed by or for Tenant in the Premises. Landlord and Tenant shall, from time to time, provide to the other the name and contact information for a representative of such party with whom issues relating to sustainability and energy use may be communicated. Such issues may include, but not be limited to, retrofitting projects, building issues, energy efficiency upgrades and data access.

6.1.3Repair and Maintenance. Tenant shall, during the term of this Lease, maintain the Premises in neat and clean order and condition and perform all repairs to the Premises and all fixtures, systems, and equipment exclusively serving the Premises (including Tenant’s equipment and other personal property and any HVAC Equipment serving all or any portion of the Premises to the exclusion of any other space in the Building (“Separate HVAC Equipment”)) as are necessary to keep them in good and clean working order, appearance and condition, reasonable use and wear thereof and damage by fire or by unavoidable casualty only excepted and shall replace any damaged or broken glass in interior windows and doors of the Premises (except glass in the exterior walls or doors of the Building) with glass of the same quality as that damaged or broken. Tenant shall contract separately for janitorial services for the Premises with Landlord’s janitorial services provider, provided Landlord’s preferred provider has competitive rates or, at Tenant’s option another janitorial services provider reasonably acceptable to Landlord and Tenant shall cause the Premises to be cleaned in accordance with standards at least equal to Landlord’s janitorial standards for comparable space in the buildings in the vicinity of the Building. Tenant shall dispose of all trash and rubbish in such manner as Landlord reasonably directs and shall comply with any reasonable recycling programs established by Landlord for the Building.

6.1.4Compliance with Law. Tenant shall, during the term of this Lease, make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority; keep the Premises safe and equipped with all safety appliances so required by applicable law or governmental authority; and comply with, and perform all repairs, alterations, additions or replacements required by, the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises or other portions of the Property and arising out of any particular use or manner of use of the Premises by Tenant (i.e. other than mere occupancy for general office or laboratory purposes) or arising out of any work performed by Tenant, except that Tenant may (but only so long as (i) Landlord shall not be subject to any fine or charge, (ii) neither the Property nor any portion thereof shall be subject to being condemned or vacated and (iii) neither the Property nor any portion thereof shall be subject to any lien or encumbrance) defer compliance so long as the validity of any such law, ordinance, order or regulation shall be contested by Tenant in good faith and by appropriate legal proceedings, if Tenant first gives Landlord assurance or security against any loss, cost or expense on account thereof in form and amount acceptable to Landlord.

6.1.5Indemnification. Tenant shall neither hold, nor attempt to hold, Landlord or its employees or Landlord’s agents or their employees liable for, and Tenant shall indemnify and hold harmless Landlord, its employees and Landlord’s agents and their employees from and against, any and all demands, claims, causes of action, fines, penalties, damage, liabilities, judgments and expenses (including, without limitation, attorneys' fees) incurred in connection with or arising from: (i) any matter occurring on the Premises during the term; (ii) any negligence or willful misconduct of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees or visitors of Tenant or any such person; (iii) any breach, violation or nonperformance by Tenant of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; and (iv) any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees, visitors or any other person entering upon the Property under the express or implied invitation of Tenant. If any action or proceeding is brought against Landlord or its employees or Landlord’s agents or their employees by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same, at Tenant's expense, with counsel reasonably satisfactory to Landlord. Notwithstanding the foregoing in no event shall this Subsection 6.1.5 require Tenant to hold harmless, indemnify or defend Landlord or its employees or Landlord’s agents or their employees against any loss, cost, damage, liability, claim, or expense to the extent arising out of the negligence or willful misconduct of Landlord or its employees or Landlord’s agents or their employees.

6.1.6Landlord’s Right to Enter. Tenant shall, during the term of this Lease, permit Landlord and its agents and invitees to enter into and examine the Premises at reasonable times and to show the Premises to prospective lessees (during the last twelve (12) months of the term only), lenders, partners and purchasers and others having a bonafide interest in the Premises, and to make such repairs, alterations and improvements and to perform such testing and investigation as Landlord shall reasonably determine to make or perform and, during the last six (6) months prior to the expiration of this Lease, to keep affixed in suitable places notices of availability of the Premises. In exercising its rights hereunder, Landlord shall use reasonable efforts to minimize, to the extent practicable, any interference with the conduct of Tenant’s business, but this shall not obligate Landlord to perform any work or to schedule any entry upon the Premises outside of Normal Building Operating Hours. Except in instances posing an imminent threat to life or property or to perform Landlord’s routine obligations under Article 5, so long as this Lease is in full force and effect, Landlord shall give Tenant reasonable notice prior to making any entry into the Premises and use reasonable efforts to follow Tenant’s reasonable safety and security protocols, provided, however, notwithstanding Section 10.1 to the contrary, such notice or request for entry by Landlord hereunder may be made orally, and Landlord’s personnel, agents and contractors shall not seek entry into the Premises unless accompanied by an employee of Tenant. Notwithstanding any provision of this Lease or the Rules and Regulations to the contrary, Tenant may place separate locks on particular rooms, closets or storage spaces within the Premises and need not give Landlord copies of such keys (such rooms or other areas, “Secured Areas”) and in such event Landlord agrees that it shall not, absent an emergency, seek entry into such Secured Areas so long as this Lease is in full force and effect, except to the extent necessary to make repairs or perform maintenance to the Building or to perform its other obligations or exercise its rights under this Lease, and Tenant agrees to give Landlord access to such Secured Areas promptly upon receiving a request from Landlord therefor (and Tenant’s personnel may accompany Landlord during such access). Tenant shall provide Landlord with the name and telephone number of a representative of Tenant (the “Tenant Contact”) whom Landlord can contact twenty four (24) hours per day, seven (7) days per week, to obtain access to the Premises (including any Secured Areas), and Tenant agrees to give Landlord and its agents and contractors access to the Premises as set forth in this Subsection

6.1.6within twenty-four (24) hours after receiving a request from Landlord therefor (except in cases of emergency, when access shall be provided immediately upon request). If Tenant fails to give Landlord reasonably prompt access to the Premises to perform its obligations or to exercise its rights under this Lease after Landlord shall have given (or shall have attempted to give) the Tenant Contact a request for access, then Landlord may enter the Premises without further notice to Tenant and without being accompanied by a representative of Tenant and by force if necessary, and Landlord shall have no liability whatsoever to Tenant as a result of such entry and Tenant shall pay all reasonable costs and expenses incurred by Landlord to repair or reconstruct any damage to the Premises resulting from any such forcible entry by Landlord.

6.1.7Personal Property at Tenant’s Risk. Tenant shall, during the term of this Lease keep, at the sole risk and hazard of Tenant, all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which may be on the Property.

6.1.8Payment of Landlord’s Cost of Enforcement. Tenant shall pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 8.4.

6.1.9Yield Up. Tenant shall, at the expiration or earlier termination of the term of this Lease, or upon any earlier reentry or retaking of possession of the Premises by Landlord and/or termination of Tenant’s right of possession and/or occupancy of the Premises, as applicable, surrender all keys to the Premises; remove all of its trade fixtures and personal property in the Premises; remove such installations (including wiring and cabling installed by or for Tenant wherever located), alterations (provided that, upon Tenant’s request, Landlord shall have notified Tenant at the time of Landlord’s consent to such Alterations that removal of such Alterations would be required upon the expiration or earlier termination of this Lease), signs and improvements made (or if applicable, restore any items removed) by or on behalf of Tenant as Landlord may request, wherever located; repair all damage caused by such removal; and vacate and yield up the Premises (including all installations, alterations, signs and improvements made by or on behalf of Tenant except as Landlord shall request Tenant to remove at the time of its consent, as set forth above), broom clean and in the good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of this Lease. If Landlord so requests, Tenant, at its sole cost and expense, shall properly cap or seal its wiring and cabling (wherever located) at each end, properly label such wiring and cabling for future use, and surrender such wiring and cabling in a good and safe condition on or before the earlier of (i) the expiration or earlier termination of the term of this Lease, or (ii) the date on which Tenant discontinues the use of such wiring and cabling. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration or earlier termination of the term of this Lease and prior to the performance by Tenant of its obligations under this Subsection 6.1.9.

Notwithstanding the preceding provisions of this Subsection 6.1.9, Tenant shall not be required to remove or restore any of the initial Landlord’s Work installed in the Premises upon the expiration or earlier termination of the Lease.

6.1.10Rules and Regulations. Tenant shall, during the term of this Lease, observe and abide by the Rules and Regulations of the Building set forth as Exhibit B, as the same may from time to time be amended, revised or supplemented (the “Rules and Regulations”), provided that such amendments, revisions or supplements shall not materially change the obligations of Landlord or Tenant as set forth in this Lease as of the Date of this Lease. Tenant shall further be responsible for compliance with the Rules and Regulations by the employees, servants, agents and visitors of Tenant. Landlord agrees that it shall apply the Rules and Regulations in a nondiscriminatory manner, but Landlord may waive Rules and Regulations with respect to particular tenants when Landlord shall have a good faith basis to do so. The failure of Landlord to enforce any of the Rules and Regulations against Tenant, or against any other tenant or occupant of the Building, shall not be deemed to be a waiver of such Rules and Regulations. In the event of a conflict between the express terms of this Lease and any requirement of the Rules and Regulations, the terms of this Lease shall control.

6.1.11Estoppel Certificate. Tenant shall, within ten (10) Business Days’ following written request by Landlord, execute, acknowledge and deliver to Landlord a statement in commercially reasonable form in writing certifying that this Lease is unmodified and in full force and effect and that to the best of Tenant’s knowledge Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Fixed Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Annual Fixed Rent and Additional Rent and other charges have been paid, and any other matter pertaining to this Lease. Any such statement delivered pursuant to this subsection 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Property, or any prospective assignee of such mortgage.

6.1.12Landlord’s Expenses For Consents. Tenant shall reimburse Landlord, as Additional Rent, promptly on demand for all out-of-pocket legal, engineering and other professional services expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

6.1.13Financial Information. Except to the extent such information is generally available to the public at no charge via the internet (or by other medium not requiring a special request to Tenant), Tenant shall, from and after the Date of this Lease and thereafter throughout the term of this Lease (but not more often than once per calendar year), provide Landlord with such information as to Tenant’s financial condition and/or organizational structure as Landlord or the holder of any mortgage of the Property requires, within fifteen (15) days of request. Tenant may condition delivery of financial information hereunder upon Landlord’s execution and delivery to Tenant of a Confidentiality Agreement in the form attached to this Lease as Exhibit H.

6.2Negative Covenants. Tenant shall not do the following.

6.2.1Assignment and Subletting. Tenant shall not assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest herein or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant except as hereinafter provided, without Landlord’s prior written consent, which, subject to the terms and conditions of this Subsection 6.2.1, shall not be unreasonably withheld, conditioned or delayed. Unless Tenant’s stock shall be traded or offered for trade (including in connection with an initial public offering) on a domestic national securities exchange, any transfer of the stock or partnership or beneficial interests or other evidences of ownership of Tenant or the issuance of additional stock or partnership or beneficial interests or other indicia of ownership in Tenant or any transaction pursuant to which Tenant is merged or consolidated with another entity or pursuant to which all or substantially all of Tenant’s assets are transferred to any other entity shall be deemed to be an assignment of this Lease.

Notwithstanding the foregoing, Tenant may, without the need for Landlord’s consent, but only upon not less than ten (10) days prior notice to Landlord (and Landlord agrees to hold in confidence and not to directly or indirectly reveal, publish, disclose or transfer any confidential information furnished or made available in connection with such notice, to any person or entity without the advance written permission of Tenant and, if required to comply with the terms of such transaction, Landlord will sign its standard form of confidentiality agreement as set forth in Exhibit H), assign its interest in this Lease (a “Permitted Assignment”) to (i) any entity which shall be a successor to Tenant either by merger or consolidation (a “Merger”) or to a purchaser of all or substantially all of Tenant’s assets or stock in either case provided the successor or purchaser shall have a tangible net worth, after giving effect to the transaction, of not less than $200,000,000.00 (the “Required Net Worth”) or (ii) any entity (an “Affiliate”) which is a direct or indirect subsidiary or parent (or a direct or indirect subsidiary of a parent) of the named Tenant set forth in Section 1.1, in either case of (i) or (ii) only so long as (I) the principal purpose of such assignment is not the acquisition of Tenant’s interest in this Lease (except if such assignment is made for a valid intracorporate business purpose to an Affiliate) and is not made to circumvent the provisions of this Subsection 6.2.1, (II) except if pursuant to a Merger permitted by clause (i) above, Tenant shall, contemporaneously with such assignment, provide Landlord with a fully executed counterpart of any such assignment, which assignment shall comply with the provisions of this Subsection 6.2.1 and shall include an agreement by the assignee in form reasonably satisfactory to Landlord, to assume all of Tenant’s obligations under this Lease and be bound by all of the terms of this Lease, (III) in the case of an actual or deemed assignment pursuant to clause (i), Tenant shall provide Landlord, not less than ten (10) days in advance of any such assignment, evidence reasonably satisfactory to Landlord of the Required Net Worth of the successor or purchaser, and (IV) there shall not be a Default of Tenant at the effective date of such assignment. Tenant shall also be permitted, without the need for Landlord’s consent, but only upon not less than ten (10) days prior notice to Landlord, to enter into any sublease (a “Permitted Sublease”) with any Affiliate provided that such sublease shall expire upon any event pursuant to which the sublessee thereunder shall cease to be an Affiliate. Any assignment to an Affiliate shall provide that it may, at Landlord’s election, be terminated and deemed void if during the term of this Lease such assignee or any successor to the interest of Tenant hereunder shall cease to be an Affiliate; provided, however, that Landlord shall not make such election with respect to an assignment to an Affiliate if such Affiliate (i) satisfies the Required Net Worth requirements at the time of the assignment to such Affiliate and (ii) satisfies the Required Net Worth requirements at the time that such assignee or successor to the interest of Tenant hereunder shall cease to be an Affiliate.

In the event that Tenant shall enter into any sublease or assignment other than a Permitted Sublease or Permitted Assignment (which shall include any event pursuant to which an Affiliate to which the Lease has been assigned as set forth in the immediately preceding paragraph shall cease to be an Affiliate and shall not satisfy the Required Net Worth requirements at the time of the assignment to such Affiliate and at the time that such assignee or successor to the interest of Tenant hereunder shall cease to be an Affiliate), Tenant shall, not later than thirty (30) days prior to the proposed commencement of such sublease or assignment, give Landlord notice thereof, identifying the proposed subtenant or assignee, all of the material terms and conditions of the proposed sublease or assignment and such other information as the Landlord may reasonably request.

Landlord shall not unreasonably delay, condition or withhold its consent to the applicable assignment or sublease, provided that, in addition to any other reasonable grounds for withholding of consent, Landlord may withhold its consent if in Landlord’s good faith and reasonable judgment: (i) the proposed assignee or subtenant does not have a financial condition reasonably acceptable to Landlord; (ii) the business and operations of the proposed assignee or subtenant are not of comparable quality to the business and operations being conducted by the majority of other tenants in the Building; (iii) the proposed assignee or subtenant is a business competitor of Landlord or is an affiliate of a business competitor of Landlord; (iv) the identity of the proposed assignee or subtenant is, or the intended use of any part of the Premises, would be, in Landlord’s determination, inconsistent with first-class office space or Landlord’s commitments to other tenants in the Building or any covenants, conditions or restrictions binding on Landlord or applicable to the Property; (v) at the time of the proposed assignment or subleasing Landlord is able to meet the space requirements of Tenant’s proposed assignee or subtenant by leasing available space in the Building to such person or entity and either (a) the proposed assignee or subtenant is a tenant or other occupant of the Building or any building in the Complex, or (b) the proposed assignee or subtenant is an entity, or is affiliated with any entity, which shall have entered into negotiation with Landlord for space in the Building or Complex within the preceding twelve (12)

months; or (vi) any such sublease shall result in the Premises being occupied by more than two (2) parties (including Tenant) at any one time.

If this Lease is assigned or if the Premises or any part thereof are sublet (or occupied by any party other than Tenant and its employees) after a Default of Tenant Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Annual Fixed Rent and Additional Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this Subsection 6.2.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Lease.

Any sublease of all or any portion of the Premises shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject or subordinate, that other than the payment of Annual Fixed Rent and Additional Rent due pursuant to Sections 4.1, 4.2.1 and 4.2.2 or any obligation relating solely to those portions of the Premises which are not part of the subleased premises, the subtenant shall comply with and be bound by all of the obligations of Tenant hereunder, that unless Landlord waives such prohibition, the subtenant may not enter into any sub-sublease, sublease assignment, license or any other agreement granting any right of occupancy of any portion of the subleased premises; and that Landlord shall be an express beneficiary of any such obligations, and that in the event of termination of this Lease or reentry or dispossession of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that neither Landlord nor any mortgagee of the Property, as holder of a mortgage or as Landlord under this Lease if such mortgagee succeeds to that position, shall (a) be liable for any act or omission of Tenant under such sublease, (b) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such subtenant against Tenant, or (c) be bound by any previous modification of such sublease unless consented to by Landlord and such mortgagee or by any previous prepayment of more than one (1) month’s rent, (d) be bound by any covenant of Tenant to undertake or complete any construction of the Premises or any portion thereof, (e) be required to account for any security deposit of the subtenant other than any security deposit actually received by Landlord, (f) be bound by any obligation to make any payment to such subtenant or grant any credits unless specifically agreed to by Landlord and such mortgagee, (g) be responsible for any monies owing by Tenant to the credit of subtenant or (h) be required to remove any person occupying the Premises or any part thereof; and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. To enable Landlord to confirm that any sublease which Tenant shall desire to enter into shall comply with the provisions of this Subsection 6.2.1 and/or otherwise be acceptable to Landlord, Tenant shall submit the final form of sublease to Landlord not less than thirty (30) days prior to its execution. The provisions of this paragraph shall not be deemed a waiver of the provisions set forth in the first paragraph of this Subsection 6.2.1; and any breach of any obligation of any subtenant of Tenant shall be attributable to Tenant and constitute a breach of this Lease by Tenant.

Tenant shall not enter into, nor shall it permit any person having an interest in the possession, use, occupancy or utilization of any part of the Premises to enter into, any sublease, license, concession, assignment or other agreement for use, occupancy or utilization of the Premises (i) which provides for rental or other compensation based on the income or profits derived by any person or on any other formula such that any portion of such sublease rental, or other consideration for a license, concession, assignment or other occupancy agreement, would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code or any similar or successor provision thereto, or

(ii) under which fifteen percent (15%) or more of the total rent or other compensation received by Tenant is attributable to personal property and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffectual as a conveyance of any right or interest in the possession, use, occupancy or utilization of such part of the Premises.

No subletting or assignment shall in any way impair the continuing primary liability of the Tenant named in Section 1.1, and any immediate or remote successor in interest, and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the obligation to obtain the Landlord’s written approval in the case of any other subletting or assignment. The joint and several liability of Tenant named herein and any immediate and remote successor in interest (by assignment or otherwise) for the payment of Annual Fixed Rent and Additional Rent, and the timely performance of all non-monetary obligations on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (a) agreement which modifies any of the rights or obligations of the parties under this Lease, (b) stipulation which extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease. No assignment, subletting or occupancy shall affect the Permitted Uses. Any subletting, assignment or other transfer of Tenant’s interest in this Lease in contravention of this Subsection 6.2.1 shall be voidable at Landlord’s option. Tenant shall not occupy any space in the Building (by assignment, sublease or otherwise) other than the Premises, without Landlord’s prior consent, not to be unreasonably withheld.

If the rent and other sums (including, without limitation, all monetary payments plus the reasonable value given by any assignee or subtenant in consideration of such assignment or sublease), either initially or over the term of any assignment or sublease (other than a Permitted Assignment or a Permitted Sublease), payable by such assignee or subtenant exceed the Annual Fixed Rent plus Additional Rent called for hereunder with respect to the space assigned or sublet, Tenant shall pay fifty percent (50%) of such excess to Landlord, as Additional Rent, payable monthly at the time for payment of Annual Fixed Rent, provided that in computing the amount of any such excess the amortized portion of the following “Transfer Expenses” paid by Tenant in connection with such assignment or sublease may first be deducted from the monthly amount of any such excess: (i) the cost of alterations or improvements made by Tenant to the Premises in order to consummate an assignment or to the portion of Premises that is subleased in order to consummate a sublease, (ii) any free rent granted to such transferee, (iii) reasonable brokerage commissions or fees, and (iv) reasonable attorney’s fees. Any such Transfer Expenses shall be amortized in equal monthly installments over the term of the assignment or sublease and shall be verified by Tenant by written documentation reasonably satisfactory to Landlord within sixty (60) days after the date of delivery of possession to the assignee or sublessee. Nothing in this paragraph shall be deemed to abrogate the provisions of this Subsection 6.2.1 and Landlord’s acceptance of any sums pursuant to this paragraph shall not be deemed a granting of consent to any assignment of the Lease or sublease of all or any portion of the Premises.

6.2.2Nuisance. Tenant shall not injure, deface or otherwise harm the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or inflammable fluids or chemicals (except such as are customarily used in connection with standard office equipment or the Permitted Use); nor permit any cooking to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate or increase the premiums for any of Landlord’s insurance or which is liable to render necessary any alteration or addition to the Building; nor conduct any auction, fire, “going out of business” or bankruptcy sales.

6.2.3Floor Load; Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the lesser of the floor load capacity which such floor was designed to carry or which is allowed by law.  Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, freight, construction materials or fixtures into or out of the Premises without Landlord’s prior consent which consent may include a requirement to provide insurance naming Landlord, and the holder of any mortgage affecting the Property, as additional insureds, with such coverage and in such amount as Landlord reasonably requires. If any such safe, machinery, heavy equipment, freight, or fixtures requires special handling, Tenant agrees to employ only persons holding a master rigger’s license to do said work, and that all work in connection therewith shall comply with applicable laws and regulations. Any such moving shall be at the sole risk and hazard of Tenant and Tenant hereby agrees to exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving. Tenant shall schedule such moving at such times as Landlord shall reasonably designate.

6.2.4Electricity; Utilities. Tenant shall not connect to the electrical distribution system or any other utility serving the Premises a total load exceeding the lesser of the capacity of such system or the maximum load permitted from time to time under applicable governmental regulations. The capacity of the electrical distribution system and other utilities serving the Premises shall be the lesser of (a) the capacity of the branch of the system or utility serving the Premises exclusively or (b) Tenant’s Percentage of the capacity of the system or utility serving the entire Building, less any capacity required for the Common Areas.

6.2.5Installation, Alterations or Additions. Tenant shall not make any installations, alterations, additions or improvements (collectively and individually referred to in this paragraph as “work”) in, to or on the Premises nor permit the making of any holes in the walls, partitions, ceilings or floors without on each occasion obtaining the prior consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance. Landlord’s approval shall not be unreasonably withheld or delayed with respect to alterations, additions or improvements which (i) do not affect the structural elements of the Building, (ii) equal or exceed Building standards in quality, (iii) do not adversely affect the plumbing, HVAC, mechanical, electrical or life-safety systems of the Building or require any modifications to the plumbing, HVAC, mechanical, electrical or life-safety systems of the Building (or if any such modifications are required, Landlord’s consent shall not be unreasonably withheld or delayed provided that Tenant shall agree to reimburse Landlord for such modifications), (iv) will not increase Taxes or Operating Costs unless Tenant agrees to reimburse Landlord for all such increases, and (v) will not require Landlord to perform any work to the Property (collectively, the “Approval Standards”). Notwithstanding the foregoing, Tenant need not obtain Landlord’s consent to perform work that meets the Approval Standards and which (a) does not require a building permit, and (b) costs not more than $150,000.00 with respect to any single project or series of related projects, provided Tenant shall give Landlord at least thirty (30) days prior notice thereof (which shall reasonably describe the work) and any such work shall be scheduled at a time reasonably acceptable to Landlord so as not to disturb other tenants or Building operations. All work to be performed to the Premises by Tenant shall (i) be performed in a good and workmanlike manner by contractors approved in advance by Landlord, such approval not to be unreasonably withheld, conditioned or delayed (provided that Landlord may require Tenant to use subcontractors designated by Landlord for any work affecting the electrical, mechanical, plumbing, HVAC, fire protection, life-safety or other base building systems or equipment provided the rates of such subcontractors are commercially reasonable) and in compliance with the provisions of Exhibit C and Exhibit G and all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws, (ii) be made at Tenant’s sole cost and expense and at such times and in such a manner as Landlord may from time to time reasonably designate, and (iii) be free of liens and encumbrances and become part of the Premises and the property of Landlord without being deemed additional rent for tax purposes, Landlord and Tenant agreeing that Tenant shall be treated as the owner of the work for tax purposes until the expiration or earlier termination of the term hereof, subject to Landlord’s rights pursuant to Section 6.1.9 to require Tenant to remove such work at or prior to the expiration or earlier termination of the term of this Lease and, to the extent Landlord shall make such election, title thereto shall remain vested in Tenant at all times. Tenant shall pay promptly when due the entire cost of any work to the Premises so that the Premises, Building and Property shall at all times be free of liens, and, at Landlord’s request, Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any such work will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ lien or other encumbrances that may arise out of such work. Prior to the commencement of any such work, Tenant shall cause its general contractor to execute and deliver an agreement in the form attached hereto as Exhibit D, and Tenant shall, throughout any such work, maintain, or cause to be maintained, the insurance required by Exhibit D. In addition, Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or arising out of such work. Whenever and as often as any mechanic’s or materialmen’s lien shall have been filed against the Property based upon any act of Tenant or of anyone claiming through Tenant, Tenant shall within fifteen (15) days of notice from Landlord to Tenant take such action by bonding, deposit or payment as will remove or satisfy the lien. Tenant shall, upon request of Landlord (which may be made only if the cost of work, together with any related project, shall exceed $1,000,000.00), execute and deliver to Landlord a bill of sale covering any work Tenant shall be required to surrender hereunder. Without limiting the terms in this Section 6.2.5, upon Landlord’s obtaining knowledge of the commencement of any work in or to the Premises, Landlord shall be permitted to post a timely Notice of Non-Responsibility at the Premises, which shall also be recorded in the office of the Recorder of the County in which the Property is located, all in accordance with the terms of Sections 8444 and 8060 of the California Civil Code. Upon the completion of any work in or to the Premises, Tenant shall cause a timely Notice of Completion to be recorded in the office of the Recorder of the County in which the Property is located in accordance with the terms of Section 8182 of the California Civil Code, and Tenant shall deliver to Landlord a conformed copy of such Notice of Completion.

Tenant shall not, at any time, directly or indirectly, employ or permit the employment of any contractor, mechanic or laborer in the Premises, if such employment will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

6.2.6Abandonment. Tenant shall not abandon the Premises during the term.

6.2.7Signs. Tenant shall not paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises without Landlord’s prior consent, which shall not be unreasonably withheld. Landlord shall not unreasonably withhold consent for signs or lettering on or adjacent to the entry doors to the Premises provided such signs conform to building standards adopted by Landlord and Tenant has submitted to Landlord a plan or sketch of the sign to be placed on such entry doors. Landlord agrees, however, to maintain a tenant directory in the lobby of the

Building in which will be placed Tenant’s name and the location of the Premises in the Building.

So long as this Lease is still in full force and effect (the “Sign Condition”), Tenant shall have the nonexclusive right, subject to applicable legal requirements and the terms of this Lease, at Tenant’s sole cost and expense, to install and maintain a single building-mounted sign (hereinafter, “Tenant’s Sign”) on the top of the Building. The size, construction, location and design of Tenant’s Sign shall be subject to Landlord’s approval, not to be unreasonably withheld. Without limiting the foregoing, Landlord may refuse to approve any sign that is not consistent with Landlord’s sign criteria for the Complex, the architecture and general appearance of the Building and Property, will cause undue damage to the Building. The content of Tenant’s Sign shall be limited to Tenant’s name or trade name and/or business logo. Tenant, at its expense, shall obtain all permits and approvals required for the installation of Tenant’s Sign prior to the installation thereof (but shall not be permitted to seek any zoning or similar relief for Tenant’s Sign without Landlord’s consent, which may be withheld in Landlord’s sole discretion), and shall keep all such permits and approvals in full force and effect throughout the term. Tenant acknowledges that Tenant’s Sign shall be at Tenant’s risk and Tenant shall maintain Tenant’s Sign in good condition. The installation, repair, maintenance and removal of Tenant’s Sign shall be subject to the provisions of Subsection 6.2.5 of this Lease and Landlord’s other reasonable requirements. Landlord reserves the right, upon reasonable notice to Tenant, at Landlord’s cost, to require Tenant to remove Tenant’s Sign temporarily if necessary in connection with any repairs, renovations, improvements or additions to the Building, provided that Landlord shall minimize, to the extent practical, the duration of any period during which Tenant’s Sign shall need to be removed. Prior to the expiration or earlier termination of the term of this Lease, and if at any time any of the Sign Condition shall no longer prevail, Tenant shall remove Tenant’s Sign (and all associated hardware) from the Building and shall restore the affected area to the condition existing prior to the installation of Tenant’s Sign (or as close to such condition as is commercially reasonable).

6.2.8Oil and Hazardous Materials. Except as hereinafter provided and as provided in Subsection 6.2.9 below, Tenant shall not introduce on or transfer to the Premises or Property, any Hazardous Materials (as hereinafter defined); nor dump, flush or otherwise dispose of any Hazardous Materials into the drainage, sewage or waste disposal systems serving the Premises or Property; nor generate, store, use, release, spill or dispose of any Hazardous Materials in or on the Premises or the Property, or transfer any Hazardous Materials from the Premises to any other location; and Tenant shall not commit or suffer to be committed in or on the Premises or Property any act which would require any reporting or filing of any notice with any governmental agency pursuant to any statutes, laws, codes, ordinances, rules or regulations, present or future, applicable to the Property or to Hazardous Materials.

Tenant agrees that if it shall generate, store, release, spill, dispose of or transfer to the Premises or Property any Hazardous Materials (other than as permitted by and in strict accordance with Subsection 6.2.9), it shall forthwith remove the same, at its sole cost and expense, in the manner provided by all applicable Environmental Laws (as hereinafter defined), regardless of when such Hazardous Materials shall be discovered. Furthermore, Tenant shall pay any fines, penalties or other assessments imposed by any governmental agency with respect to any such Hazardous Materials and shall forthwith repair and restore any portion of the Premises or Property which it shall disturb in so removing any such Hazardous Materials to the condition which existed prior to Tenant’s disturbance thereof.

Tenant shall indemnify, defend (by counsel satisfactory to Landlord), protect, and hold Landlord free and harmless from and against any and all claims, or threatened claims, including without limitation, claims for death of or injury to any person or damage to any property, actions, administrative proceedings, whether formal or informal, judgments, damages, punitive damages, liabilities, penalties, fines, costs, taxes, assessments, forfeitures, losses, expenses, attorneys’ fees and expenses, consultant fees, and expert fees that arise from or are caused in whole or in part, directly or indirectly, by (i) the presence or suspected presence in, on, under or about the Premises or discharge in or from the Premises of any Hazardous Materials, or Tenant’s use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Materials to, in, on, under, about or from the Premises, or (ii) Tenant’s failure to comply with any Environmental Laws. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs (including, without limitation, capital, operating and maintenance costs) incurred in connection with any investigation or monitoring of site conditions, repair, cleanup, containment, remedial, removal or restoration work, or detoxification or decontamination of the Premises, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith. For purposes of this Subsection 6.2.8, any acts or omissions of Tenant, or its subtenants or assignees or its or their employees, agents, or contractors (whether or not they are negligent, intentional, willful or unlawful) shall be attributable to Tenant. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not have any obligations or liabilities, including any obligations to indemnify, defend, protect, and hold Landlord free and harmless from, with respect to either (i) any Hazardous Materials existing in, on, under, about or from the Premises, the Property or the Complex prior to the Commencement Date which Tenant does not negligently release into the environment or occupiable space in the Building, or (ii) any Hazardous Materials brought in, on, under, about, from or to the Premises, the Property or the Complex by any parties other than Tenant, its assignees or subtenants, or their respective employees, contractors or invitees.

The term “Hazardous Materials” shall mean and include any oils, petroleum products, asbestos, radioactive, biological, medical or infectious wastes or materials, and any other toxic or hazardous wastes, materials and substances which are defined, determined or identified as such in any Environmental Laws, or in any judicial or administrative interpretation of Environmental Laws.

The term “Environmental Laws” shall mean any and all federal, state and municipal statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

6.2.9Hazardous Materials Documents. Landlord acknowledges that it is not the intent of this Subsection 6.2.8 above or this Subsection 6.2.9 to prohibit Tenant from operating its business for the Permitted Uses. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with applicable laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any environmental applicable laws, (b) a list of any and all approvals or permits from governmental authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of (i) notices, orders or similar documents concerning any violations of applicable laws related to Hazardous Materials or with respect to any Hazardous Materials affecting the Premises or Property and (ii) plans relating to the installation of any storage tanks to be installed in, on, under or about the Property

(provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion) and closure plans or any other documents required by any and all governmental authorities for any storage tanks installed in, on, under or about the Property by a Tenant Party for the closure of any such storage tanks (collectively, “Hazardous Materials Documents”). Tenant shall deliver to Landlord updated Hazardous Materials Documents (l) no later than thirty (30) days prior to the initial occupancy of any portion of the Premises or the initial placement of equipment using Hazardous Materials anywhere at the Property, (m) annually thereafter, but only if there are any changes to the Hazardous Materials Documents from the prior submitted documents or if otherwise required by applicable law, and (n) thirty (30) days prior to the initiation by Tenant of any Alterations or changes in Tenant’s business that involve any material increase in the types or amounts of Hazardous Materials. For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any Hazardous Materials Documents containing information of a proprietary nature. Landlord may, at Landlord’s expense, cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with applicable laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or applicable laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance.

6.2.10Exit Survey. At least five (5) Business Days (and not more than sixty (60) days) prior to the expiration or earlier termination of the term of this Lease, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party reasonably acceptable to Landlord. The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, at least ten (10) days (and not more than sixty (60) days) prior to the expiration or earlier termination of the term of this Lease, Tenant shall provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with applicable laws, including laws pertaining to the surrender of the Premises. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

6.2.11Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Building or the Property (including persons legally present in any outdoor areas of the Property) be subjected to odors or fumes (whether or not noxious), and that the Building and the Property will not be damaged by any exhaust, in each case from Tenant’s operations. Landlord and Tenant therefore agree as follows:

(a)Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises due to Tenant’s operations

(b)Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s reasonable judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s reasonable judgment, emanate from the Premises. Any work Tenant performs under this Section shall constitute Alterations (as that term is defined in Exhibit C attached hereto).

(c)Tenant’s responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Term. Landlord’s approval of any Alterations or other tenant improvements or construction of any work to be performed by Landlord in the Premises shall not preclude Landlord from reasonably requiring additional measures to eliminate odors, fumes and other adverse impacts of Tenant’s exhaust stream (as Landlord may designate in Landlord’s reasonable discretion). Tenant shall install additional equipment as Landlord reasonably requires from time to time under the preceding sentence.  Such installations shall constitute Alterations.

(d)If Tenant fails to install satisfactory odor control equipment within thirty (30) days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s reasonable determination, cause odors or fumes. For example, if Landlord determines that Tenant’s production of a certain type of product causes odors or fumes, and Tenant does not install satisfactory odor control equipment within thirty (30) days after Landlord’s request, then Landlord may require Tenant to stop producing such type of product in the Premises unless and until Tenant has installed odor control equipment satisfactory to Landlord.

ARTICLE 7

Casualty or Taking

7.1Termination. In the event that the Premises or the Property, or any material part thereof shall be destroyed or damaged by fire or casualty, shall be taken by any public authority or for any public use or shall be condemned by the action of any public authority, then the term of this Lease may be terminated at the election of Landlord. Such election, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant not later than one hundred twenty (120) days after the date of the taking or casualty.

In the event that any material portion of the Premises is made unusable for the conduct of Tenant’s business due to a taking or condemnation by any public authority (other than temporarily for a period of less than one hundred eighty (180) days), then the term of this Lease may be terminated at the election of Tenant by the giving of notice by Tenant to Landlord within sixty (60) days after the date of the taking or condemnation. In the event any material part of the Premises shall be destroyed or damaged or shall be made inaccessible or untenantable by fire or other casualty (and Landlord has not elected to terminate the term of this Lease pursuant to the preceding paragraph), then within a reasonable time after the occurrence of such casualty damage, Landlord shall give Tenant a notice (the “Restoration Notice”) advising Tenant whether or not Landlord intends to restore the Premises and access thereto to a condition substantially the same as existed immediately prior to such damage (subject to any modification required by then current laws, rules, regulations and ordinances and excluding any improvements to the Premises made by or on behalf of Tenant) and if Landlord intends to so restore, of the time required to substantially complete such work, as reasonably estimated by an architect or general contractor selected by Landlord. If the Restoration Notice indicates either that (a) Landlord shall not restore the Premises as provided above, or (b) the estimated time required for Landlord to substantially complete such restoration work shall exceed one hundred and eighty (180) days from the occurrence of such casualty damage or the number of days which as of the date of the casualty constitutes more than half of the then remainder of the term, whichever period is shorter, Tenant may elect to terminate the term of this Lease by giving notice to Landlord not later than thirty (30) days after the date on which Landlord gives Tenant the Restoration Notice. Tenant may also elect to terminate the term of this Lease by notice to Landlord if Landlord shall not have caused the restoration work to have been substantially completed on or before the date thirty (30) days after the date identified therefor in the Restoration Notice, subject to extension for Force Majeure (as defined in Section 10.10) events, whereupon the term of this Lease shall terminate thirty (30) days following the date of such notice, unless Landlord substantially completes such restoration work with such thirty-day period, in which case such notice of termination shall be a nullity. Notwithstanding the foregoing, Tenant shall have no right to terminate the term of this Lease due to a fire or other casualty if the cause thereof was due to the gross negligence or intentional misconduct of Tenant or any subtenant of Tenant or any agent or employee of Tenant or its subtenant(s).

7.2Restoration. If neither party so elects to terminate, this Lease shall continue in force and (so long as the damage is not caused by the negligence or other wrongful act of Tenant or its employees, agents, contractors or invitees) a just proportion of the Annual Fixed Rent reserved, according to the nature and extent of the damages sustained by the Premises, shall be suspended or abated until the Premises (excluding any improvements to the Premises made at Tenant’s expense), or what may remain thereof, shall be put by Landlord in proper condition for use, which Landlord covenants to do with reasonable diligence to the extent permitted by the net proceeds of insurance recovered or damages awarded for such destruction, taking, or condemnation and subject to zoning and building laws or ordinances then in existence. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages actually made available to Landlord (and not retained by any Superior Lessor or Superior Mortgagee) less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

7.3Award. Irrespective of the form in which recovery may be had by law, all rights to seek reimbursement for damages or compensation arising from fire or other casualty or any taking by eminent domain or condemnation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant’s rights to such claims for damages and compensation and covenants to deliver such further assignments thereof as Landlord may from time to time request. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses, damages to Tenant’s inventory, fixtures and/or leasehold improvements, or any other award Tenant exclusively may be entitled to recover from the taking authority, or from seeking recovery for Tenant’s personal property or personal injuries or other damages suffered by Tenant, provided that any such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

7.4Waiver of Statutory Provisions. The provisions of this Lease, including this Article 7, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Property, and any statute or regulation of the State of California including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Property.

ARTICLE 8

Defaults

8.1Default of Tenant. The occurrence of any of the following shall constitute a default of this Lease by Tenant (collectively and individually, a “Default of Tenant”): (a) (I) If Tenant shall default in its obligations to pay the Annual Fixed Rent or Additional Rent or any other charges or amounts under this Lease when due and if any such default shall continue for three (3) days after notice from Landlord designating such default or shall default in complying with its obligations under Sections 4.4 or 6.1.11 of this Lease and if any such default shall continue for five (5) days after notice from Landlord designating such default, or (II) if as promptly as possible but in any event within thirty (30) days after notice from Landlord to Tenant specifying any default or defaults other than those set forth in clause (I) Tenant has not cured the default or defaults so specified, or if such default is of such a nature that it cannot be cured within thirty (30) days using best efforts, if Tenant does not commence the curing of such default within such thirty-day period and thereafter diligently and continuously prosecute such cure to completion within such additional time as may be necessary, but in no event to exceed forty-five (45) days from the date of Landlord’s notice to Tenant specifying the default; or (b) if any assignment shall be made by Tenant for the benefit of creditors; or (c) if Tenant’s leasehold interest shall be taken on execution; or (d) if a lien or other involuntary encumbrance shall be filed against Tenant’s leasehold interest or Tenant’s other property, including said leasehold interest, and shall not be discharged within sixty (60) days thereafter; or (e) if a petition shall be filed by Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect; or (f) if an involuntary petition under any of the provisions of any bankruptcy law or code shall be filed against Tenant and such involuntary petition shall not be dismissed within thirty (30) days thereafter; or (g) if a custodian or similar agent shall be authorized or appointed to take charge of all or substantially all of the assets of Tenant; or (h) if Tenant dissolves or shall be dissolved or shall liquidate or shall adopt any plan or commence any proceeding, the result of which is intended to include dissolution or liquidation; or (i) if any order shall be entered in any proceeding by or against Tenant decreeing or permitting the dissolution of Tenant or the winding up of its affairs. The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

8.2Remedies. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

8.2.1Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(a)The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(b)The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d)Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(e)At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Subsection 8.2.1 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 8.2.1(a) and (b), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Subsection 8.2.1(c), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

8.2.2Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

8.2.3Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Subsections 8.2.1 and 8.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

8.2.4Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Section 8.2, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. If Landlord is required by applicable laws to mitigate its damages under this Lease: (i) Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space at the Property; (ii) Landlord will not be deemed to have failed to mitigate if Landlord leases any other portions of the Property before reletting all or any portion of the Premises; (iii) Landlord shall not be obligated to lease the Premises to a replacement tenant who does not, in Landlord’s good faith opinion, have sufficient financial resources to operate the Premises in a first-class manner and to fulfill all of the obligations in connection with the lease as and when the same become due; and (iv) any failure to mitigate as required herein with respect to any period of time shall only reduce the Rent and other amounts to which Landlord is entitled hereunder. Tenant hereby acknowledges and agrees that the value of the Property depends on the rental rates and terms of the Property leases, and Tenant further acknowledges and agrees that Landlord’s rejection of a prospective replacement tenant based on an offer of rentals below Landlord’s published rates for new leases of comparable space at the Property at the time in question, or at Landlord’s option, below the rates provided in this Lease, or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to mitigate its damages. To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

8.3Remedies Cumulative. Except as expressly provided otherwise in Section 8.2, any and all rights and remedies which Landlord may have under this Lease, and at law and equity (including without limitation actions at law for direct, indirect, special and consequential (foreseeable and unforeseeable) damages), for Tenant’s failure to comply with its obligations under this Lease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

Notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant ever be liable to Landlord for any punitive damages or for any loss of business or any other indirect, special or consequential damages suffered by Landlord (excluding, for purposes of clarity, damages specified in Section 8.2) arising out of any breach of this Lease by Tenant, except for any damages to which Landlord may be entitled arising from violation of any Environmental Laws as provided in Subsection 6.2.8 or arising under Section 8.5 and provided that the foregoing waiver shall also not apply to claims asserted by a third party for which Landlord may be liable as a result, in whole or part, of a breach of this Lease by Tenant or Tenant’s other wrongful conduct.

8.4Landlord’s Right to Cure Defaults. At any time with or without notice, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Lease (provided Landlord shall not exercise such right until there is a Default of Tenant unless earlier action by Landlord is necessary to prevent injury or damage to persons or property, as determined by Landlord in good faith), and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand, as Additional Rent, all such sums including reasonable attorneys’ fees, together with interest thereon at a rate (the “Default Rate”) equal to the lesser of six hundred basis points above the Prime Rate or the maximum rate allowed by law. “Prime Rate” shall mean the annual floating rate of interest, determined daily and expressed as a percentage from time to time announced by Bank of America as its “prime” or “base” rate, so- called, or if at any time Bank of America ceases to announce such a rate, as announced by the largest national or state-chartered banking institution then having an office in the City of Boston and announcing such a rate.  If at any time neither Bank of America nor the largest national or state-chartered banking institution having an office in the City of Boston is announcing such a floating rate, “Prime Rate” shall mean a rate of interest, determined daily, which is two hundred basis points above the yield of 90-day U.S. Treasury Bills.

8.5Holding Over. Any failure by Tenant to comply timely with its obligations under Section 6.1.9, as to all or any portion of the Premises, shall constitute a holding over of the entire Premises and be treated as a daily tenancy at sufferance at a rental rate for the first thirty (30) days of such holding over equal to one and one-quarter (1.25) times the sum of Annual Fixed Rent plus Additional Rent on account of Operating Costs and Taxes in effect immediately prior to the expiration or earlier termination of the term (prorated on a daily basis) and thereafter at a rental rate equal to one and one-half (1.5) times the sum of Annual Fixed Rent plus Additional Rent on account of Operating Costs and Taxes in effect immediately prior to the expiration or earlier termination of the term (prorated on a daily basis). Tenant shall also pay to Landlord all damages, direct and/or consequential (foreseeable and unforeseeable), sustained by reason of any such holding over. Otherwise, all of the covenants, agreements and obligations of Tenant applicable during the term of this Lease shall apply and be performed by Tenant during such period of holding over as if such period were part of the term of this Lease.

8.6Effect of Waivers of Default. Any consent or permission by Landlord to any act or omission by Tenant shall not be deemed to be consent or permission by Landlord to any other similar or dissimilar act or omission and any such consent or permission in one instance shall not be deemed to be consent or permission in any other instance.

8.7No Waiver, etc. The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

8.8No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Annual Fixed Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

ARTICLE 9

Rights of Holders

9.1Rights of Mortgagees or Ground Lessor. On the condition Landlord shall perform its obligations under Section 9.3, this Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or master lease, and all renewals, extensions, modifications and replacements thereof, and to all mortgages, which may now or hereafter affect the Building or the Property and/or any such lease, whether or not such mortgages shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and all consolidations of such mortgages. This Section shall be self-operative and no further instrument of subordination shall be required.  In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination. Any lease to which this Lease is subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest, at the time referred to, is herein called “Superior Lessor”; and any mortgage to which this Lease is subject and subordinate, is herein called “Superior Mortgage” and the holder of a Superior Mortgage is herein called “Superior Mortgagee”.

If any Superior Lessor or Superior Mortgagee or the nominee or designee of any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord (unless formerly the landlord under this Lease) shall not be (a) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease (but nothing herein shall relieve a Successor Landlord from the obligation to remedy defaults in the performance of Landlord’s maintenance, repair or service obligations which continue after such Successor Landlord shall have succeeded to the rights of Landlord under this Lease), (b) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant except for any security deposit of Tenant delivered to Successor Landlord, (c) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (d) bound by any modification of this Lease subsequent to such Superior Lease or Superior Mortgage, or by any previous prepayment of Annual Fixed Rent or Additional Rent for more than one (1) month, which was not approved in writing by the Successor Landlord, (e) liable to the Tenant beyond the Successor Landlord’s interest in the Property, (f) responsible for the performance of any work to be done by Landlord under this Lease to render the Premises ready for occupancy by the Tenant, or (g) required to remove any person occupying the Premises or any part thereof, except if such person claims by, through or under the Successor Landlord. Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid.

9.2Modifications. If any Superior Lessor or Superior Mortgagee shall require any modification(s) of this Lease, Tenant shall, at Landlord’s request, promptly execute and deliver to Landlord such instruments effecting such modification(s) as Landlord shall require, provided that such modification(s) do not adversely affect in any material respect any of Tenant’s rights under this Lease. In addition, and notwithstanding Section 9.1 to the contrary, any Superior Lessor or Superior Mortgagee may, at its option, subordinate the Superior Lease or Superior Mortgage of which it is the lessor or holder to this Lease by giving Tenant ten (10) days prior written notice of such election, whereupon this Lease shall, irrespective of dates of execution, delivery and recording, be superior to such Superior Lease or Superior Mortgage and no other documentation shall be necessary to effect such change.

9.3Subordination, Non-Disturbance and Attornment. Landlord represents that the Property is not subject to any Superior Lease or Superior Mortgage as of the Date of this Lease. Landlord shall request a so-called non-disturbance agreement (“SNDA”) from any future Superior Mortgagee in the form customarily used by such Superior Mortgagee, but Landlord shall have no obligation to incur any expense or liability in connection with such request (or to become involved in any request by Tenant for changes to the form of SNDA) and, if such Superior Mortgagee shall fail or refuse to provide or to execute such SNDA (or to consider or agree to any changes to the form of SNDA requested by Tenant), such failure or refusal shall not constitute a default or breach of this Lease by Landlord; provided that Tenant will not be required to subordinate or attorn to any future Superior Mortgagee who refuses to provide an SNDA. If any future Superior Mortgagee shall agree to provide an SNDA, then at Landlord’s request, Tenant shall first execute and deliver such SNDA to Landlord

ARTICLE 10

Miscellaneous Provisions

10.1Notices. Except as may be expressly provided herein otherwise, all notices, requests, demands, consents, approval or other communications to or upon the respective parties hereto shall be in writing, shall be delivered by hand or mailed by certified or registered mail, return receipt requested, or by a nationally recognized courier service that provides a receipt for delivery such as Federal Express, United Parcel Service or U.S. Postal Service Express Mail and shall be addressed as follows: If intended for Landlord, to the Original Address of Landlord set forth in Section 1.1 of this Lease with a copy to Landlord c/o The RMR Group LLC, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, Attn: Jennifer B. Clark (or to such other address or addresses as may from time to time hereafter be designated by Landlord by notice to Tenant); and if intended for Tenant, addressed to Tenant at the Original Address of Tenant set forth in Section 1.1 of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Tenant by notice to Landlord). Notices shall be effective on the date delivered to (or the first date such delivery is attempted and refused by) the party to which such notice is required or permitted to be given or made under this Lease. Notices from Landlord may be given by Landlord’s Agent, if any, or Landlord’s attorney; and any bills or invoices for Annual Fixed Rent or Additional Rent may be given by mail (which need not be registered or certified) and, if so given, shall be deemed given on the third Business Day following the date of posting.

10.2Quiet Enjoyment; Landlord’s Right to Make Alterations, Etc. Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease; provided, however, Landlord reserves the right at any time and from time to time, without the same constituting breach of Landlord’s covenant of quiet enjoyment or an actual or constructive eviction, and without Landlord incurring any liability to Tenant or otherwise affecting Tenant’s obligations under this Lease, to make such changes, alterations, improvements, repairs or replacements in or to the interior and exterior of the Building (including the Premises to the extent required to comply with applicable laws or Landlord’s obligations pursuant to a lease, including this Lease, at the Building) and the fixtures and equipment thereof, and in or to the Property, or properties adjacent thereto, as Landlord may deem necessary or desirable, and to change (provided that there be no unreasonable obstruction of the right of access to the Premises by Tenant and that Landlord use commercially reasonable efforts to minimize, to the extent practical, any interference with the conduct of business at the Premises) the arrangement and/or location of entrances or passageways, doors and doorways, corridors, elevators, or other common areas of the Building and Property. During any such work performed by Landlord, Landlord will use reasonable efforts to minimize interference with Tenant’s operations in the Premises, which may include scheduling any work which generates unreasonable fumes, noise, vibrations or dust outside of Normal Building Operating Hours.

Without incurring any liability to Tenant, Landlord may permit access to the Premises and open the same, whether or not Tenant shall be present, upon any demand of any receiver, trustee, assignee for the benefit of creditors, sheriff, marshal or court officer Landlord reasonably believes is entitled to such access for the purpose of taking possession of, or removing, Tenant’s property or for any other lawful purpose (but this provision and any action by Landlord hereunder shall not be deemed a recognition by Landlord that the person or official making such demand has any right or interest in or to this Lease, or in or to the Premises), or upon demand of any representative of the fire, police, building, sanitation or other department of the city, state or federal governments.

10.3Lease not to be Recorded; Confidentiality of Lease Terms. Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either (and at the expense of the requesting party), execute and deliver a notice or short form of this Lease in such form, if any, as may be acceptable for recording with the land records of the governmental entity responsible for keeping such records for the City of San Diego. In no event shall such document set forth the rent or other charges payable by Tenant pursuant to this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease.

Tenant acknowledges that the terms under which the Landlord has leased the Premises to Tenant (including, without limitation, the rental rate(s), term and other financial and business terms), constitute confidential information of Landlord (“Confidential Information”). Tenant covenants and agrees to keep the Confidential Information confidential and not to disclose the same to third parties; provided, however, that such Confidential Information may be disclosed by Tenant to those of its officers, employees, investors, attorneys, accountants, lenders and financial advisors (collectively, “Representatives”) who need to know such information in connection with Tenant’s use and occupancy of the Premises and for financial reporting and credit related activities or to prospective subtenants or assignees. In addition, Tenant may disclose this Lease, including any amendments hereto, to the extent necessary in order to comply with any legal requirements or SEC filing requirement. Neither Landlord nor Tenant shall make or permit to be made any press release regarding this Lease without the prior approval of the other party, which approval shall not be unreasonably withheld. Tenant furthermore agrees to inform its Representatives of the confidential nature of such Confidential Information and to use all reasonable efforts to cause each Representative to treat such Confidential Information confidentially and in accordance with the terms of this paragraph.

Landlord shall not use Tenant’s trademarks, service marks, trade name, logo or copyrights (herein individually or collectively called “Intellectual Property”) (including to express or imply any endorsement by Tenant) without Tenant’s prior written consent in each instance, which may be withheld by Tenant in the exercise of its sole and absolute discretion, notwithstanding the fact that prior written permission to use such Intellectual Property in any previous endeavor had been granted by Tenant.

10.4Assignment of Rents and Transfer of Title; Limitation of Landlord’s Liability. Tenant agrees that the assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, whether absolute or conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Premises, shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder unless such holder shall, by notice sent to Tenant, specifically otherwise elect and that, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder (subject to the limitations and other terms set forth in Section 9.1) only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises.

The term “Landlord”, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of Landlord’s interest in the Property, and in the event of any transfer or transfers of such title to said property, Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on Landlord, its successors and assigns, only during and in respect of their respective period of ownership of such interest in the Property.

Notwithstanding the foregoing, in no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to Landlord or the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder. Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. The seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until such purchaser expressly assumes in writing the Landlord’s obligations hereunder.

Tenant shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property, including Landlord’s interest in the rents payable by Tenant and Landlord’s interest in the proceeds of any insurance maintained by Landlord or Tenant with respect to the Premises, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability. Tenant furthermore agrees that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord.

10.5Landlord’s Default. Landlord shall not be deemed to be in breach of, or in default in the performance of, any of its obligations under this Lease unless it shall fail to perform such obligation(s) and such failure shall continue for a period of thirty (30) days, or such additional time as is reasonably required to correct any such breach or default, after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged breach or default. Tenant shall have no right to terminate this Lease for any breach or default by Landlord hereunder and no right, for any such breach or default, to offset or counterclaim against any rent due hereunder. In no event shall Landlord ever be liable to Tenant, and Tenant hereby waives any claim against Landlord, for any punitive damages or for any loss of business or any other indirect, special or consequential damages suffered by Tenant from whatever cause. Tenant further agrees that if Landlord shall have failed to cure any such breach or default within thirty (30) days of such notice to Landlord (or if such breach or default cannot be cured within said time, then within such additional time as may be necessary if within said thirty days Landlord has commenced and is diligently pursuing the remedies necessary to cure such breach or default), then the holder(s) of any mortgage(s) or the lessor under any ground lease entitled to notice pursuant to Section 10.6 shall have an additional thirty (30) days within which to cure such breach or default if such breach or default cannot be cured within that time, then such additional time as may be necessary, if within such thirty (30) days any such holder or lessor has commenced and is diligently pursuing the remedies necessary to cure such breach or default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure).

10.6Notice to Mortgagee and Ground Lessor. After receiving notice from any party that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as part of the demised premises, which notice contains the address of such party for receipt of notices from Tenant, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor shall be treated as performance by Landlord.

10.7Brokerage. Tenant and Landlord warrant and represent that they have dealt with no broker in connection with the consummation of this Lease, other than Cushman & Wakefield and Jones Lang LaSalle, and in the event of any brokerage claims or liens, other than by Cushman & Wakefield and/or Jones Lang LaSalle, against Landlord, Tenant or the Property predicated upon or arising out of prior dealings with Tenant or Landlord, the party with whom the broker claims to have dealt agrees to defend the same and indemnify and hold the other party harmless against any such claim, and to discharge any such lien.

10.8Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN CONNECTION WITH THIS LEASE.

10.9Applicable Law and Construction. This Lease shall be governed by and construed in accordance with the laws of the State of California and if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Lease and which shall expressly refer to this Lease. All understandings and agreements heretofore made between the parties are merged in this Lease and any other such written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease or any other such written agreement(s) made concurrently herewith. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and Tenant shall have no right to the Premises hereunder until the execution and delivery hereof by both Landlord and Tenant. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Time is of the essence with respect to the exercise of any of Tenant’s rights, and the performance of any and all of Tenant’s obligations, under this Lease. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant. Except as otherwise set forth in this Lease, any obligations of Tenant which arise during the term of this Lease and by their nature would survive the expiration of this Lease (including, without limitation, obligations to pay rental and other monetary obligations for periods during the term of this Lease or Tenant’s occupancy of the Premises, repair and maintenance obligations attributable to the term or Tenant’s occupancy of the Premises and obligations to indemnify Landlord), shall survive the expiration or earlier termination of this Lease, and Tenant shall immediately reimburse Landlord for any expense incurred by Landlord in curing Tenant’s failure to satisfy any such obligation (notwithstanding the fact that such cure might be effected by Landlord following the expiration or earlier termination of this Lease.

10.10Force Majeure. Except as otherwise expressly provided in this Lease and except for the payment of Annual Fixed Rent, Additional Rent or other sums due under this Lease (as to which this Section 10.10 shall not apply), where a period of time is prescribed in this Lease for any action to be taken by Landlord or Tenant, neither Landlord nor Tenant shall be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, Acts of God, scarcity of labor or materials (including energy), war, regulations or restrictions of governmental authorities or any other causes of any kind which are beyond the control of Landlord or Tenant, as the case may be. A party’s financial inability to perform its obligations shall in no event constitute Force Majeure. Nothing in this Section shall excuse or delay Tenant’s obligation to pay any rent or other charges due under this Lease.

10.11Counterparts. This Lease may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each counterpart of this Lease shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument.

WITNESS the execution hereof under seal on the day and year first above written.

Landlord:

SNH Medical Office Properties Trust

By:	The RMR Group LLC, its agent

	By	/s/ Jennifer F. Francis
Jennifer F. Francis
Executive Vice President

Tenant:

Prometheus Biosciences, Inc.

By	/s/ Mark McKenna
Name: Mark McKenna
Title: President and Chief Executive Officer

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